Exhibit 99.1
EXECUTION VERSION

DATED 6 August 2018
KOSMOS ENERGY LTD.
as Original Borrower
and
KOSMOS ENERGY OPERATING, KOSMOS ENERGY INTERNATIONAL, KOSMOS ENERGY DEVELOPMENT, KOSMOS ENERGY GHANA HC, KOSMOS ENERGY FINANCE INTERNATIONAL and KOSMOS ENERGY HOLDINGS
as Guarantors
and
STANDARD CHARTERED BANK
as Retiring Facility Agent
and
BNP PARIBAS
as Retiring Security and Intercreditor Agent and
Retiring Proceeds Agent
and
ING BANK N.V.
as Successor Facility Agent
and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Successor Security and Intercreditor Agent and Successor Proceeds Agent
and
THE FINANCIAL INSTITUTIONS LISTED IN Schedule 1

DEED OF AMENDMENT AND RESTATEMENT RELATING TO A USD 400,000,000 REVOLVING CREDIT FACILITY AGREEMENT originally dated 23 November 2012 (as amended or as amended and restated from time to time)

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/SNLH/VJ/ZWL)
552753806

CONTENTS

	Clause	Page
1	INTERPRETATION	4
2	EFFECTIVE DATE	5
3	AMENDMENT AND RESTATEMENT OF FACILITY AGREEMENT	6
4	FACILITY CONTINUATION	6
5	NEW LENDERS AND CONTINUING LENDERS	6
6	EXITING LENDERS	6
7	RESIGNATION OF THE RETIRING FACILITY AGENT	7
8	SUCCESSOR FACILITY AGENT ACCESSION TO THE INTERCREDITOR AGREEMENTS	8
9	SUBSTITUTION OF THE SECURITY AND INTERCREDITOR AGENT	9
10	SUCCESSOR SECURITY AND INTERCREDITOR AGENT ACCESSION TO THE INTERCREDITOR AGREEMENTS	10
11	RETIRING SECURITY AND INTERCREDITOR AGENT AND SUCCESSOR SECURITY AND INTERCREDITOR AGENT	11
12	SUBSTITUTION OF THE PROCEEDS AGENT	13
13	SUCCESSOR PROCEEDS AGENT ACCESSION TO THE KEFI INTERCREDITOR AGREEMENT	14
14	REPRESENTATIONS	15
15	FEES AND EXPENSES	15
16	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT	15
17	CONFIRMATION OF GUARANTEES AND SECURITY	16
18	FINANCE PARTY CONFIRMATION	16
19	MISCELLANEOUS	17
20	EXECUTION AS A DEED	18
21	NOTICES	18
22	GOVERNING LAW	19

	Schedule 1 Lenders	20
	Part 1 Exiting Lenders	20
	Part 2 New Lenders	20
	Part 3 Continuing Lenders	20
	Schedule 2 Conditions precedent	21
	Schedule 3 Conditions subsequent	24
	Schedule 4 Amended and Restated Facility Agreement	25

THIS DEED is dated 6 August 2018
BETWEEN:

(1)
KOSMOS ENERGY LTD., a company incorporated under the laws of Bermuda with registration number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Original Borrower”, the “Company” or “KEL”);

(2)
KOSMOS ENERGY OPERATING, a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEO”);

(3)
KOSMOS ENERGY INTERNATIONAL, a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEI”);

(4)
KOSMOS ENERGY DEVELOPMENT, a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KED”);

(5)
KOSMOS ENERGY GHANA HC, a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEG”),

(6)
KOSMOS ENERGY FINANCE INTERNATIONAL, a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEFI”, and together with KEO, KEI, KED and KEG, the “Original Guarantors”);

(7)
KOSMOS ENERGY HOLDINGS, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having the registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1 1209, Cayman Islands (“KEH”, and together with the Original Guarantors, the “Guarantors”);

(8)	STANDARD CHARTERED BANK in its capacity as agent of the Finance Parties under the Facility Agreement (the “Retiring Facility Agent”);

(9)	BNP PARIBAS in its capacity as agent of the Secured Parties on the terms set out in the Intercreditor Agreements (the “Retiring Security and Intercreditor Agent”);

(10)	BNP PARIBAS in its capacity as proceeds agent under the KEFI Intercreditor Agreement (the “Retiring Proceeds Agent”);

(11)	ING BANK N.V. in its capacity as the successor Facility Agent following the amendment and restatement of the Facility Agreement (the “Successor Facility Agent”);

(12)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its capacity as the successor Security and Intercreditor Agent following the amendment and restatement of the Facility Agreement (the “Successor Security and Intercreditor Agent”);

(13)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, in its capacity as the successor Proceeds Agent following the amendment and restatement of the Facility Agreement (the “Successor Proceeds Agent”);

(14)
HSBC BANK PLC, SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED and STANDARD CHARTERED BANK as mandated lead arrangers of the Facility (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(15)	THE FINANCIAL INSTITUTIONS listed in Part 1 (Exiting Lenders) of Schedule 1 (Lenders) as exiting lenders (the “Exiting Lenders”);

(16)	THE FINANCIAL INSTITUTIONS listed in Part 2 (New Lenders) of Schedule 1 (Lenders) as new lenders (the “New Lenders”); and

(17)	THE FINANCIAL INSTITUTIONS listed in Part 3 (Continuing Lenders) of Schedule 1 (Lenders) as continuing lenders (the “Continuing Lenders”).
WHEREAS:

(A)
The Original Borrower, the Original Guarantors, the Retiring Facility Agent and the Retiring Security and Intercreditor Agent, amongst others, entered into a facility agreement dated 23 November 2012, as amended and restated on 14 March 2014 and as further amended on 8 June 2015 (the “Facility Agreement”).

(B)
The Facility Agreement is to be amended and restated pursuant to the terms of this Deed to: (i) amend certain terms, including in particular to extend the maturity of the revolving credit facility under the Facility Agreement and to reduce the Margin; and (ii) replace the Retiring Facility Agent and the Retiring Security and Intercreditor Agent with the Successor Facility Agent and the Successor Security and Intercreditor Agent respectively.

(C)	The parties hereto also wish to replace the Retiring Proceeds Agent under the KEFI Intercreditor Agreement with the Successor Proceeds Agent.

(D)	The parties hereto have agreed to amend the terms of the Facility Agreement as set out in Clause 3 (Amendment and restatement of Facility Agreement) of this Deed.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Incorporation of defined terms

(A)
Unless a contrary indication appears herein, a term defined in the Restated Facility Agreement (as defined below) or any other Finance Document (as amended from time to time) has the same meaning in this Deed.

(B)
The principles of construction and interpretation set out under clause 1.2 (Construction of particular terms) and clause 1.3 (Interpretation) of the Restated Facility Agreement shall have effect as if set out in this Deed.

1.2	Definitions
Each of the defined terms set out below and in the above list of parties and the recitals to this Deed shall apply to this Deed.
“Deed of Retirement and Appointment” means the deed of retirement and appointment of the RBL Security Agent and the intercreditor agent under the RBL Facility Agreement dated 6 August 2018 between, amongst others, KEFI, Standard Chartered Bank, BNP Paribas, Crédit Agricole Corporate and Investment Bank.
“Effective Date” means the date which (i) falls on or after the date on which the Retiring Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders) notifies the Original Borrower and each other party to this Deed that it has received, in form and substance satisfactory to it (or waived receipt of), all of the documents and other evidence listed in Schedule 2 (Conditions precedent) and (ii) is confirmed in writing by the Retiring Facility Agent to all such parties as the date nominated by the Retiring Facility Agent as the “Effective Date”.
“Existing Obligors” means the Guarantors and the Original Borrower.
“Fee Letters” means:

(i)	the fee letter between the Original Borrower and the Successor Facility Agent dated on or about the date of this Deed; and

(ii)	the fee letter between the Original Borrower and the Successor Security and Intercreditor Agent dated on or about the date of this Deed.
“Instructing Junior Creditors” has the meaning given to that term in the KEFI Intercreditor Agreement.
“Instructing Senior Creditors” has the meaning given to that term in the KEFI Intercreditor Agreement.

“KEFI Intercreditor Agent Accession Undertaking” means an undertaking substantially in the form set out in Schedule 1 (Form of Agent Accession Undertaking) of the KEFI Intercreditor Agreement.
“KEFI Intercreditor Agreement” means the English law governed intercreditor agreement dated 23 November 2012 between, amongst others, the Retiring Facility Agent, the Retiring Security and Intercreditor Agent, the Retiring Proceeds Agent, KEL and KEFI.
“KEL Intercreditor Agent Accession Undertaking” means an undertaking substantially in the form set out in Schedule 1 (Form of Agent Accession Undertaking) of the KEL Intercreditor Agreement.
“KEL Intercreditor Agreement” means the English law governed intercreditor agreement dated 1 August 2014, as amended on 1 May 2015, between, amongst others, the Retiring Facility Agent, the Retiring Security and Intercreditor Agent, KEL and the HY Noteholder Trustee.
“RBL Lenders” means the lenders under the USD 1.5 billion facility agreement with, amongst others, KEFI as original borrower, KEO, KEI, KED and KEG (as original guarantors) and Standard Chartered Bank as facility agent, originally dated 28 March 2011 as amended on 14 February 2012, 27 April 2012, 25 June 2012 and 3 April 2013 and amended and restated on 23 November 2012, 14 January 2014 and 14 March 2014 and as further amended on 30 September 2014 and 1 October 2015 and as further amended and restated on 22 February 2018.
“Restated Facility Agreement” means the Facility Agreement as amended and restated in the form set out in Schedule 4 (Amended and Restated Facility Agreement) of this Deed.
“Transaction Documents” means the documents listed in paragraph 1 of Schedule 2 (Conditions precedent).
“Upfront Fee Letters” means the separate fee letters between the Original Borrower and each of the Continuing Lenders and New Lenders dated on or about the date of this Deed.

1.3	Scope and designation

(A)
This Deed is supplemental to and amends the Facility Agreement. The Original Borrower, the Retiring Facility Agent and the Successor Facility Agent each designate this Deed as a Finance Document for the purposes of the Facility Agreement and the Restated Facility Agreement.

(B)
The Original Borrower, the Retiring Facility Agent and the Successor Facility Agent each designate the Upfront Fee Letters and the Fee Letters (as defined in Clause 1.2 (Fee Letters)) as a Finance Document for the purposes of the Facility Agreement and the Restated Facility Agreement.

2.	EFFECTIVE DATE

(A)	Other than Clause 1 (Interpretation), this Clause 2, Clause 8(A) (Successor Facility Agent Accession to the Intercreditor Agreements), Clause 10(A) (Successor

Security and Intercreditor Agent Accession to the Intercreditor Agreements), Clause 13(A) (Successor Proceeds Agent Accession to the KEFI Intercreditor Agreement), Clause 14 (Representations), Clause 18 (Finance Party confirmation), Clause 19 (Miscellaneous), Clause 20 (Execution as a deed) and Clause 22 (Governing law), the provisions of this Deed shall be effective on and from the Effective Date. Clause 1 (Interpretation), this Clause 2, Clause 8(A) (Successor Facility Agent Accession to the Intercreditor Agreements), Clause 10(A) (Successor Security and Intercreditor Agent Accession to the Intercreditor Agreements), Clause 13(A) (Successor Proceeds Agent Accession to the KEFI Intercreditor Agreement), Clause 14 (Representations), Clause 18 (Finance Party confirmation), Clause 19 (Miscellaneous), Clause 20 (Execution as a deed) and Clause 22 (Governing law), shall be effective on and from the date of this Deed.

(B)
If the Effective Date has not occurred by the date falling 60 days after the date of this Deed (or such other date as may be agreed between the Retiring Facility Agent, the Successor Facility Agent and the Original Borrower), the provisions of this Deed (other than Clause 1 (Interpretation), this Clause 2, Clause 19 (Miscellaneous), Clause 20 (Execution as a deed) and Clause 22 (Governing law)) shall automatically terminate.

3.	AMENDMENT AND RESTATEMENT OF FACILITY AGREEMENT
With effect on and from the Effective Date the Facility Agreement shall be amended to take the form set out in Schedule 4 (Amended and Restated Facility Agreement) to this Deed, which accordingly restates the Facility Agreement as amended by this Deed.

4.	FACILITY CONTINUATION

(A)
The Facility Agreement and any documents executed or entered into pursuant thereto, where applicable as amended and restated by this Deed, shall continue in full force and effect save as expressly amended and restated pursuant to this Deed.

(B)
This Deed shall not prejudice or affect any liability of any parties which may have arisen under the Finance Documents prior to the Effective Date or waive or modify any obligation thereunder to the extent that such obligation was to be performed or observed at any time prior to the Effective Date.

5.	NEW LENDERS AND CONTINUING LENDERS
Subject to the terms of this Deed and the other Finance Documents, the New Lenders and the Continuing Lenders agree to be bound by the terms and conditions of the Restated Facility Agreement with effect from the Effective Date.

6.	EXITING LENDERS
Subject to and in accordance with clause 22 (Changes to the Lenders) of the Facility Agreement, with effect from the Effective Date, each Exiting Lender shall cease to be a Lender (as defined in the Facility Agreement), cease to be party to any Finance Document

(other than this Deed) and cease to have any rights and/or obligations under the Finance Documents (other than this Deed or rights accrued up to and including the Effective Date).

7.	RESIGNATION OF THE RETIRING FACILITY AGENT

(A)	Subject to the terms of this Deed, the Retiring Facility Agent hereby provides notice of its resignation to the other Finance Parties and the Original Borrower.

(B)
In accordance with clause 24.12 (Resignation of the Facility Agent) of the Restated Facility Agreement, the Lenders appoint the Successor Facility Agent as the successor Facility Agent for all purposes under the Finance Documents.

(C)
The Successor Facility Agent accepts its appointment as Facility Agent and shall be the successor in title to the Retiring Facility Agent under and for the purposes of the Restated Facility Agreement and the other Finance Documents.

(D)	The Retiring Facility Agent resigns from its role as Facility Agent under and for the purposes of the Facility Agreement and the other Finance Documents.

(E)	The retirement and appointment contemplated by this Clause 7 shall take effect on the Effective Date.

(F)
To the extent that any of the following does not occur automatically in any applicable jurisdiction by operation of law, upon the appointment of the Successor Facility Agent contemplated by this Clause 7:

(i)
the Retiring Facility Agent transfers absolutely to the Successor Facility Agent all rights, titles, benefits and interests held by the Retiring Facility Agent in, to or arising under the Finance Documents;

(ii)
notwithstanding any provision under any of the Finance Documents, the Retiring Facility Agent shall be discharged from all future obligations and liabilities as Facility Agent in respect of and under the Finance Documents;

(iii)	the Successor Facility Agent is bound by obligations and liabilities equivalent to those from which the Retiring Facility Agent is released from under Clause 7(F)(ii) above;

(iv)
the Successor Facility Agent and each of the parties to this Deed shall have the same rights, obligations and liabilities amongst themselves as they would have had if the Successor Facility Agent had been an original party to the Finance Documents as Facility Agent; and

(v)	the Retiring Facility Agent shall remain entitled to the benefit of clauses 15.3 (Indemnity to the Agents) and 24 (Role of the Facility Agent and the Arranger) of the Restated Facility Agreement.

(G)	The Retiring Facility Agent shall, at its own cost, make available to the Successor Facility Agent such documents and records and provide such assistance as the

Successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(H)
Notwithstanding the resignation and appointment of the facility agent effected under this Deed, the Retiring Facility Agent shall remain liable for any past breaches or non-performance of its obligations under the Finance Documents which, in each case, have occurred before the Effective Date.

(I)
The Retiring Facility Agent and the Successor Facility Agent each agree that they will, on the request of the other, execute such documents and take such steps as may be necessary to give full effect to the retirement and appointment contemplated by this Deed.

8.	SUCCESSOR FACILITY AGENT ACCESSION TO THE INTERCREDITOR AGREEMENTS

(A)
Prior to the Effective Date and pursuant to Clause 16 (Conditions precedent) and paragraphs 3(A) and 3(C) of Schedule 2 (Conditions precedent), the Successor Facility Agent shall deliver to the Retiring Security and Intercreditor Agent the following documents:

(i)	a KEL Intercreditor Agent Accession Undertaking; and

(ii)	a KEFI Intercreditor Agent Accession Undertaking,
and as soon as reasonably practicable after receipt of such documents but prior to the Effective Date, the Retiring Security and Intercreditor Agent shall sign such documents to signify its acceptance of the documents.

(B)
On the Effective Date, the Successor Facility Agent accedes to each of the Finance Documents to which the Retiring Facility Agent is a party (the “Relevant FA Finance Documents”) as Facility Agent and agrees to be bound by the terms of the Relevant FA Finance Documents as the Facility Agent.

(C)
In consideration of the Successor Facility Agent being accepted as the Facility Agent for the purposes of the Relevant FA Finance Documents, the Successor Facility Agent confirms to each relevant party to this Deed that, as from the Effective Date, it intends to be a party to the Relevant FA Finance Documents as the Facility Agent and undertakes to perform all the obligations expressed in the Relevant FA Finance Documents to be assumed by the Facility Agent and agrees that it shall be bound by all the provisions of the Relevant FA Finance Documents as if it had been an original party to the Relevant FA Finance Documents.

(D)
In connection with the resignation and appointment referred to in Clause 7 (Resignation of the Retiring Facility Agent) and this Clause 8, the Successor Facility Agent, on and with effect from the Effective Date:

(i)
agrees to and accepts the transfers and assignments made to it by the Retiring Facility Agent under Clause 7(F) of this Deed other than, for the avoidance of doubt, any obligations arising up to (and including) the

Effective Date which have not been performed by the Retiring Facility Agent on or before the Effective Date; and

(ii)	is entitled to all the powers and protections which the Finance Documents confer on the Facility Agent.

9.	SUBSTITUTION OF THE SECURITY AND INTERCREDITOR AGENT

(A)
The Parties acknowledge that the Retiring Security and Intercreditor Agent has provided notice of its resignation to the other Finance Parties to the KEL Intercreditor Agreement in accordance with clause 25.3 (KEL Intercreditor Agreement) of the Facility Agreement and clause 12.1 (Resignation of the Security and Intercreditor Agent) of the KEL Intercreditor Agreement.

(B)	The Lenders confirm that they agree to appoint the Successor Security and Intercreditor Agent as the successor Security and Intercreditor Agent for all purposes under the Finance Documents.

(C)
The Retiring Security and Intercreditor Agent confirms that the Majority Creditors under the KEL Intercreditor Agreement have been notified and agree to the appointment of the Successor Security and Intercreditor Agent as the successor Security and Intercreditor Agent under the Finance Documents.

(D)
In accordance with clause 12.1 (Resignation of the Security and Intercreditor Agent) of the KEL Intercreditor Agreement and in accordance with section 36 of the Trustee Act 1925, the Successor Security and Intercreditor Agent is appointed as the new Security and Intercreditor Agent under the Finance Documents.

(E)
The Successor Security and Intercreditor Agent accepts its appointment as Security and Intercreditor Agent and shall be the successor in title to the Retiring Security and Intercreditor Agent under and for the purposes of the Restated Facility Agreement and the other Finance Documents.

(F)	The Retiring Security and Intercreditor Agent resigns from its role as Security and Intercreditor Agent under and for the purposes of the Facility Agreement and the other Finance Documents.

(G)	The retirement and appointment contemplated by this Clause 9 shall take effect on the Effective Date.

(H)
To the extent that any of the following does not occur automatically in any applicable jurisdiction by operation of law (including by virtue of section 40 of the Trustee Act 1925), upon the appointment of the Successor Security and Intercreditor Agent contemplated by this Clause 9:

(i)
the Retiring Security and Intercreditor Agent transfers absolutely to the Successor Security and Intercreditor Agent all rights, titles, benefits, interests and security held by the Retiring Security and Intercreditor Agent in, to or arising under the Finance Documents (and in particular, under the

Security Documents) and any other Security Interest created pursuant to any Finance Document together with all proceeds arising therefrom;

(ii)
notwithstanding any provision under any of the Finance Documents, the Retiring Security and Intercreditor Agent shall be discharged from all future obligations and liabilities as Security and Intercreditor Agent in respect of and under the Finance Documents (including, without limitation, the trusts of the Security Documents), other than its obligations under clause 11.17 (Winding up of trust) of the KEL Intercreditor Agreement;

(iii)
the Successor Security and Intercreditor Agent is bound by obligations and liabilities equivalent to those from which the Retiring Security and Intercreditor Agent is released from under Clause 9(H)(ii) above;

(iv)
the Successor Security and Intercreditor Agent and each of the parties to this Deed shall have the same rights, obligations and liabilities amongst themselves as they would have had if the Successor Security and Intercreditor Agent had been an original party to the Finance Documents as Security and Intercreditor Agent; and

(v)
the Retiring Security and Intercreditor Agent shall, in respect of any act or omission by the Retiring Security and Intercreditor Agent whilst it was the Security and Intercreditor Agent, remain entitled to the benefit of clauses 11 (The Security and Intercreditor Agent), 15.1 (Obligors' indemnity) and 15.3 (Creditors' indemnity) of the KEL Intercreditor Agreement.

(I)
The Retiring Security and Intercreditor Agent shall, at its own cost, make available to the Successor Security and Intercreditor Agent such documents and records and provide such assistance as the Successor Security and Intercreditor Agent may reasonably request for the purposes of performing its functions as Security and Intercreditor Agent under the Finance Documents.

(J)
Notwithstanding the resignation and appointment of security and intercreditor agent effected under this Deed, the Retiring Security and Intercreditor Agent shall remain liable for any past breaches or non-performance of its obligations under the Finance Documents which, in each case, have occurred before the Effective Date.

10.	SUCCESSOR SECURITY AND INTERCREDITOR AGENT ACCESSION TO THE INTERCREDITOR AGREEMENTS

(A)
Prior to the Effective Date and pursuant to Clause 16 (Conditions precedent and Conditions subsequent) and paragraphs 3(B) and 3(D) of Schedule 2 (Conditions precedent), the Successor Security and Intercreditor Agent shall deliver to the Retiring Security and Intercreditor Agent the following documents:

(i)	a KEL Intercreditor Agent Accession Undertaking; and

(ii)	a KEFI Intercreditor Agent Accession Undertaking,

and as soon as reasonably practicable after receipt of such documents but prior to the Effective Date, the Retiring Security and Intercreditor Agent shall sign such documents to signify its acceptance of the documents.

(B)
On the Effective Date, the Successor Security and Intercreditor Agent accedes to each of the Finance Documents to which the Retiring Security and Intercreditor Agent is a party (the “Relevant SIA Finance Documents”) as Security and Intercreditor Agent and agrees to be bound by the terms of the Relevant SIA Finance Documents as the Security and Intercreditor Agent.

(C)
In consideration of the Successor Security and Intercreditor Agent being accepted as the Security and Intercreditor Agent for the purposes of the Relevant SIA Finance Documents, the Successor Security and Intercreditor Agent confirms to each relevant party to this Deed that, as from the Effective Date, it intends to be a party to the Relevant SIA Finance Documents as the Security and Intercreditor Agent and undertakes to perform all the obligations expressed in the Relevant SIA Finance Documents to be assumed by the Security and Intercreditor Agent and agrees that it shall be bound by all the provisions of the Relevant SIA Finance Documents as if it had been an original party to the Relevant SIA Finance Documents.

(D)
In connection with the resignation and appointment referred to in Clause 9 (Substitution of the Security and Intercreditor Agent) and this Clause 10, the Successor Security and Intercreditor Agent, on and with effect from the Effective Date:

(i)
agrees to and accepts the transfers and assignments made to it by the Retiring Security and Intercreditor Agent under Clause 9(H) of this Deed other than, for the avoidance of doubt, any obligations arising up to (and including) the Effective Date which have not been performed by the Retiring Security and Intercreditor Agent on or before the Effective Date; and

(ii)	is entitled to all the powers and protections which the Finance Documents confer on the Security and Intercreditor Agent.

11.	RETIRING SECURITY AND INTERCREDITOR AGENT AND SUCCESSOR SECURITY AND INTERCREDITOR AGENT

(A)	The Retiring Security and Intercreditor Agent and the Successor Security and Intercreditor Agent each agree that they will, on the request of the other:

(i)	execute such documents and take such steps as may be necessary to give full effect to the retirement and appointment contemplated by this Deed; and

(ii)
on and from the Effective Date, ensure that (if applicable) the transfer of the entitlement to any Security Document or other Security Interest created pursuant to any Finance Document is duly noted on any register on which such Security Interest has been recorded, provided that, prior to the completion of any such transfer, the Retiring Security and Intercreditor Agent hereby agrees that it shall take any action requested by the Successor Security and Intercreditor Agent on behalf of the Secured Parties to enforce such Security Interest or its terms provided that the Retiring Security and Intercreditor Agent is indemnified as if it were the “Security and Intercreditor Agent” in accordance with the terms of clause 15.3 (Creditors’ indemnity) of the KEL Intercreditor Agreement (as in effect on the date of this Deed) for all costs and expenses incurred by it in connection with any such requested action in accordance with the terms of clause 15.3 (Indemnity to the Agents) of the Restated Facility Agreement.

(B)	As soon as practicable after the Effective Date:

(i)
the Retiring Security and Intercreditor Agent shall provide to KEL any other documents previously delivered by KEL to the Retiring Security and Intercreditor Agent in order for it to fulfil its role and that are not required by the Successor Security and Intercreditor Agent to fulfil its role, including any undated stock transfer forms and company registers; and

(ii)
the Successor Security and Intercreditor Agent shall provide evidence to the Successor Facility Agent of delivery on KEH, whose shares have been charged pursuant to the Charge over Shares in KEH and the Supplemental Charge over Shares in KEH, of a stop notice and associated affidavit in relation to such shares, sealed by the Cayman Islands Grand Court.

(C)
The Obligors shall, at their own expense, promptly do all things, do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Successor Security and Intercreditor Agent or the Successor Facility Agent may reasonably specify (and in such form as the Successor Security and Intercreditor Agent may reasonably require in favour of the Successor Security and Intercreditor Agent or its nominee(s)):

(i)	to give effect to the retirement and appointment contemplated by this Deed;

(ii)
to ensure the transfer to the Successor Security and Intercreditor Agent of all rights, titles, benefits, interests and security held by the Retiring Security and Intercreditor Agent in, to or arising under the Security Documents and any other Security Interest created in favour of the Retiring Security and Intercreditor Agent (in its capacity as Security and Intercreditor Agent) pursuant to any Finance Document together with all proceeds arising therefrom; and

(iii)
to ensure that the transfer of the entitlement to any Security Document or other Security Interest created in favour of the Retiring Security and Intercreditor Agent (in its capacity as Security and Intercreditor Agent) pursuant to any Finance Document is duly noted on any register on which such Security Interest has been recorded.

12.	SUBSTITUTION OF THE PROCEEDS AGENT

(A)
The parties acknowledge that the Retiring Proceeds Agent has provided notice of its resignation to the other Finance Parties to the KEFI Intercreditor Agreement in accordance with clause 12.1 (Resignation of the Proceeds Agent) of the KEFI Intercreditor Agreement.

(B)	The Lenders confirm that they agree to appoint the Successor Proceeds Agent as the successor Proceeds Agent for all purposes under the Finance Documents.

(C)
The parties acknowledge that pursuant to the Deed of Retirement and Appointment, the RBL Lenders have confirmed that they agree to appoint the Successor Proceeds Agent as the successor Proceeds Agent for all purposes under the Finance Documents.

(D)
The Retiring Proceeds Agent confirms that the Instructing Junior Creditors and Instructing Senior Creditors under the KEFI Intercreditor Agreement have been notified and agree to the appointment of the Successor Proceeds Agent as the successor Proceeds Agent under the Finance Documents.

(E)
In accordance with clause 12.1 (Resignation of the Proceeds Agent) of the KEFI Intercreditor Agreement and in accordance with section 36 of the Trustee Act 1925, the Successor Proceeds Agent is appointed as the successor Proceeds Agent under the Finance Documents.

(F)
The Successor Proceeds Agent accepts its appointment as Proceeds Agent and shall be the successor in title to the Retiring Proceeds Agent under and for the purposes of the Restated Facility Agreement and the other Finance Documents.

(G)	The Retiring Proceeds Agent resigns from its role as Proceeds Agent under and for the purposes of the Facility Agreement and the other Finance Documents.

(H)	The retirement and appointment contemplated by this Clause 12 shall take effect on the Effective Date.

(I)
To the extent that any of the following does not occur automatically in any applicable jurisdiction by operation of law (including by virtue of section 40 of the Trustee Act 1925), upon the appointment of the Successor Proceeds Agent contemplated by this Clause 12:

(i)
the Retiring Proceeds Agent transfers absolutely to the Successor Proceeds Agent all rights, titles, benefits and interests held by the Retiring Proceeds Agent in, to or arising under the Finance Documents;

(ii)
notwithstanding any provision under any of the Finance Documents, the Retiring Proceeds Agent shall be discharged from all future obligations and liabilities as Proceeds Agent in respect of and under the Finance Documents, other than its obligations under clause 11.11 (Winding up of trust) of the KEFI Intercreditor Agreement;

(iii)	the Successor Proceeds Agent is bound by obligations and liabilities equivalent to those from which the Retiring Proceeds Agent is released from under Clause 12(I)(ii) above;

(iv)
the Successor Proceeds Agent and each of the parties to this Deed shall have the same rights, obligations and liabilities amongst themselves as they would have had if the Successor Proceeds Agent had been an original party to the Finance Documents as Proceeds Agent; and

(v)
the Retiring Proceeds Agent shall, in respect of any act or omission by the Retiring Proceeds Agent whilst it was the Proceeds Agent, remain entitled to the benefit of clauses 11 (Role of the Proceeds Agent), 15.1 (Obligors' indemnity) and 15.2 (Creditors' indemnity) of the KEFI Intercreditor Agreement.

(J)
The Retiring Proceeds Agent shall, at its own cost, make available to the Successor Proceeds Agent such documents and records and provide such assistance as the Successor Proceeds Agent may reasonably request for the purposes of performing its functions as Proceeds Agent under the Finance Documents.

(K)
Notwithstanding the resignation and appointment of proceeds agent effected under this Deed, the Retiring Proceeds Agent shall remain liable for any past breaches or non-performance of its obligations under the Finance Documents which, in each case, have occurred before the Effective Date.

(L)
The Retiring Proceeds Agent and the Successor Proceeds Agent each agree that they will, on the request of the other, execute such documents and take such steps as may be necessary to give full effect to the retirement and appointment contemplated by this Deed.

13.	SUCCESSOR PROCEEDS AGENT ACCESSION TO THE KEFI INTERCREDITOR AGREEMENT

(A)
Prior to the Effective Date and pursuant to Clause 16 (Conditions precedent and Conditions subsequent) and paragraph 3(E) of Schedule 2 (Conditions precedent), the Successor Proceeds Agent shall deliver to the Retiring Security and Intercreditor Agent a KEFI Intercreditor Agent Accession Undertaking. As soon as reasonably practicable after receipt of the relevant KEFI Intercreditor Agent Accession Undertaking but prior to the Effective Date, the Retiring Security and Intercreditor Agent shall sign the relevant KEFI Intercreditor Agent Accession Undertaking to signify its acceptance of the document.

(B)
On the Effective Date, the Successor Proceeds Agent accedes to each of the Finance Documents to which the Retiring Proceeds Agent is a party (the “Relevant PA Finance Documents”) as Proceeds Agent and agrees to be bound by the terms of the Relevant PA Finance Documents as the Proceeds Agent.

(C)
In connection with the resignation and appointment referred to in Clause 12 (Substitution of the Proceeds Agent) and this Clause 13 of this Deed, the Successor Proceeds Agent, on and with effect from the Effective Date:

(i)
agrees to and accepts the transfers and assignments made to it by the Retiring Proceeds Agent under Clause 12(I) of this Deed other than, for the avoidance of doubt, any obligations arising up to (and including) the Effective Date which have not been performed by the Retiring Proceeds Agent on or before the Effective Date; and

(ii)	is entitled to all the powers and protections which the Finance Documents confer on the Proceeds Agent.

14.	REPRESENTATIONS
Each Obligor makes the Repeating Representations to each Finance Party on the date of this Deed and on the Effective Date, based on the facts and circumstances existing at those times, and acknowledges that each Finance Party has entered into this Deed in full reliance on those Repeating Representations.

15.	FEES AND EXPENSES
All out-of-pocket costs and expenses reasonably incurred by the Finance Parties in relation to the negotiation and documentation of the amendments to the Facility Agreement, including those relating to legal fees (in accordance with the terms of appointment agreed to by KEL), shall be for the account of KEL.

16.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

(A)
Subject to Clause 2 (Effective Date), this Deed shall not be effective unless and until the Retiring Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Retiring Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders), or their delivery has otherwise been waived by the Retiring Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders).

(B)
The Retiring Facility Agent shall send the notice confirming that the Effective Date nominated by it has occurred to each party to this Deed as soon as reasonably practicable following receipt of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Retiring Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders), or their delivery has otherwise been waived by the Retiring Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders).

(C)	On or immediately after the Effective Date:

(i)	the Successor Security and Intercreditor Agent shall duly execute the Supplemental Charge over Shares in KEH; and

(ii)
the Original Borrower shall deliver to the Successor Facility Agent all of the documents and other evidence listed in Schedule 3 (Conditions subsequent) in form and substance satisfactory to the Successor Facility

Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders), unless their delivery has otherwise been waived by the Successor Facility Agent (acting on the instructions of all the Continuing Lenders and all the New Lenders).

17.	CONFIRMATION OF GUARANTEES AND SECURITY
Each Obligor confirms for the benefit of the Finance Parties that:

(A)
subject to the terms of this Deed, the Facility Agreement, the Charge over Shares in KEH, the Supplemental Charge over Shares in KEH and the other Finance Documents will remain in full force and effect, and the Facility Agreement and this Deed will be read and construed as one document;

(B)
the guarantee and indemnity obligations owed by it under the Deed of Guarantee (the “Guarantee and Indemnity Obligations”) shall remain in full force and effect notwithstanding the designation of any new document as a Finance Document or any additions, amendments, novation, substitution, or supplements of or to the Finance Documents and the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor and that the Guarantee and Indemnity Obligations extend to any new obligations assumed by any Obligor under any amended or new Finance Documents;

(C)	the Security Interests created by it pursuant to the Security Documents to which it is a party shall:

(i)
remain in full force and effect notwithstanding the designation of any new document as a Finance Document or any additions, amendments, novation, substitution, or supplements of or to the Finance Documents and the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor including but not limited to the amendments referred to in this Deed; and

(ii)	continue to secure its Secured Liabilities under the Finance Documents as amended (including, but not limited to, under the Restated Facility Agreement, as amended pursuant to this Deed); and

(D)	with effect from the Effective Date, the Secured Property is transferred from the Retiring Security and Intercreditor Agent to the Successor Security and Intercreditor Agent.

18.	FINANCE PARTY CONFIRMATION

(A)
On the date of this Deed and on the Effective Date, the Retiring Facility Agent, the Retiring Proceeds Agent and the Retiring Security and Intercreditor Agent confirms to the Successor Facility Agent, the Successor Proceeds Agent and the Successor Security and Intercreditor Agent respectively that, except as disclosed in writing to the Successor Security and Intercreditor Agent before the date of this Deed, it is not aware of:

(i)	any outstanding breach by any of the Obligors or any of the other Finance Parties of any term of any of the Finance Documents; or

(ii)	any person having disputed, repudiated or disclaimed any liability under any Finance Document.

(B)
The Successor Facility Agent, the Successor Proceeds Agent and the Successor Security and Intercreditor Agent confirms to the Retiring Facility Agent, the Retiring Proceeds Agent and the Retiring Security and Intercreditor Agent respectively that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to:

(i)	the financial condition, status and nature of each Obligor;

(ii)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(iii)
whether it has recourse, and the nature and extent of that recourse, against any party to this Deed or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(iv)
the adequacy, accuracy and/or completeness of any information provided by the Retiring Facility Agent, the Retiring Proceeds Agent and the Retiring Security and Intercreditor Agent, any party to this Deed or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

19.	MISCELLANEOUS

19.1	Construction
With effect from the Effective Date, references to the Facility Agreement, however expressed, will be read and construed as references to the Restated Facility Agreement.

19.2	Incorporation of terms
The provisions of clause 1.2 (Construction of particular terms), clause 1.3 (Interpretation), clause 1.4 (Third Party Rights), clause 30 (Costs and expenses), clause 32 (Notices), clause 35 (Partial Invalidity), clause 36 (Remedies and waivers), clause 40 (Jurisdiction) and clause 41 (Service of process) of the Restated Facility Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Deed.

19.3	Counterparts

(A)	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B)	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

20.	EXECUTION AS A DEED
Each of the parties intends this Deed to be a deed and confirms that it is executed and delivered as a deed, notwithstanding the fact that any one or more of the parties may only execute it under hand.

21.	NOTICES
For the purposes of clause 32.2 (Addresses) of the Restated Facility Agreement, clause 17.3 (Addresses) of the KEL Intercreditor Agreement and clause 17.3 (Addresses) of the KEFI Intercreditor Agreement, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Successor Facility Agent, Successor Security and Intercreditor Agent and Successor Proceeds Agent for any communication or document to be made or delivered under or in connection with any Finance Document, is that identified with its name below:
Contact details of the Successor Facility Agent:
Name:         ING Bank N.V.
Address:     ING Bank N.V.
Bijlmerplein 888, 1102 MG Amsterdam
P.O. Box 1800, 1000 BV Amsterdam
Fax:         +31 (0)20 565 82 26
Email:        cha.zhao@ing.com; rick.van.ras@ing.com
Attention:     Cha Zhao / Rick van Ras
Contact details of the Successor Security and Intercreditor Agent:
Name:         Crédit Agricole Corporate and Investment Bank
Address:     12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France
Fax:         +33 1 41 89 10 50

Email:	christine.menage@ca-cib.com; mihaela.milas@ca-cib.com; guillaume.granjoux@ca-cib.com
Attention:     Christine Menage/ Mihaela Milas/ Guillaume Granjoux
Contact details of the Successor Proceeds Agent:

Name:     Crédit Agricole Corporate and Investment Bank
Address:     12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France
Fax:     +33 1 41 89 10 50

Email:	christine.menage@ca-cib.com; mihaela.milas@ca-cib.com; guillaume.granjoux@ca-cib.com
Attention:     Christine Menage/ Mihaela Milas/ Guillaume Granjoux

22.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of it or in connection with it shall be governed by and construed in accordance with English law.
IN WITNESS of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

Schedule 1
Lenders
Part 1
Exiting Lenders
BNP Paribas
Bank of America Merrill Lynch International Limited
Credit Suisse AG, London Branch
ING Bank N.V.
Part 2
New Lenders
Citibank N.A., London Branch
ING Belgium SA/NV
Natixis
N.B.S.A. Limited
Part 3
Continuing Lenders
HSBC Bank Plc
Standard Chartered Bank
The Standard Bank of South Africa Limited
Societe Generale, London Branch
Absa Bank Limited (acting through its Corporate and Investment banking division)
Barclays Bank Mauritius Limited
Crédit Agricole Corporate and Investment Bank

Schedule 2
Conditions precedent

1.	TRANSACTION DOCUMENTS
Provision of each of the following documents, duly executed by each of the parties to them, or as otherwise indicated below:

(A)	this Deed;

(B)	the Supplemental Charge over Shares in KEH, duly executed by KEL;

(C)	the Upfront Fee Letters; and

(D)	the Fee Letters for each of the:

(i)	Successor Facility Agent; and

(ii)	Successor Security and Intercreditor Agent.

2.	CORPORATE AUTHORISATIONS

(A)
Provision of certified copies of each Obligor's current constitutional documents and certificates of incorporation (or equivalent) and, as applicable, its certificate of good standing (dated no more than 30 days prior to the date of this Deed).

(B)
A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by the Transaction Documents and resolving that one or more specified persons execute the Transaction Documents and any other documents and notices in connection with the Transaction Documents.

(C)	A copy of a resolution of the shareholders of each Guarantor approving the confirmation of guarantee and indemnity granted by the Guarantors under the Deed of Guarantee.

(D)	A copy of a power of attorney setting out the names of any persons authorised to sign on behalf of each Obligor this Deed and any documents to be delivered by an Obligor pursuant hereto.

(E)	A specimen signature of each person authorised on behalf of each Obligor to execute the Transaction Documents and any other documents and notices in connection with the Finance Documents.

(F)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(G)	A certified copy of KEL’s most recent audited accounts.

(H)
A certificate of an Authorised Signatory of each Obligor certifying that each copy document listed in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Deed.

3.	COPIES OF THE RELEVANT AGENT ACCESSION UNDERTAKINGS

(A)	A KEL Intercreditor Agreement Agent Accession Undertaking in respect of the appointment of ING Bank N.V. as Successor Facility Agent executed by all parties to it.

(B)
A KEL Intercreditor Agreement Agent Accession Undertaking in respect of the appointment of Crédit Agricole Corporate and Investment Bank as Successor Security and Intercreditor Agent executed by all parties to it.

(C)	A KEFI Intercreditor Agreement Agent Accession Undertaking in respect of the appointment of ING Bank N.V. as Successor Facility Agent executed by all parties to it.

(D)
A KEFI Intercreditor Agreement Agent Accession Undertaking in respect of the appointment of Crédit Agricole Corporate and Investment Bank as Successor Security and Intercreditor Agent executed by all parties to it.

(E)	A KEFI Intercreditor Agreement Agent Accession Undertaking in respect of the appointment of Crédit Agricole Corporate and Investment Bank as Successor Proceeds Agent executed by all parties to it.

4.	SECURITY DELIVERABLES IN RELATION TO THE CHARGE OVER SHARES IN KEH

(A)	All original share certificates in relation to the Charge over Shares in KEH.

(B)	Signed and undated stock or share transfer form.

(C)	Draft copy of the updated register of members of KEH (updated to reflect the Successor Security and Intercreditor Agent as security and intercreditor agent).

(D)	Executed but undated letter of undertaking from KEH in favour of the Successor Security and Intercreditor Agent.

(E)
Executed but undated letters of resignation and release together with executed but undated letters of authority from each of the directors of KEH (each updated to reflect the Successor Security and Intercreditor Agent as security and intercreditor agent).

5.	SECURITY DELIVERABLES IN RELATION TO THE SUPPLEMENTAL CHARGE OVER SHARES IN KEH

(A)	Signed and undated stock or share transfer form.

(B)	Draft copy of the updated register of members of KEH (with the Successor Security and Intercreditor Agent as security and intercreditor agent).

(C)	Executed but undated letter of undertaking from KEH in favour of the Successor Security and Intercreditor Agent.

(D)
Executed but undated letters of resignation and release together with executed but undated letters of authority from each of the directors of KEH (each updated to reflect the Successor Security and Intercreditor Agent as security and intercreditor agent).

(E)
A copy of the validly adopted shareholders' resolutions authorising the amendment to the articles of association of KEH whose shares are being, or will be, secured pursuant to the Supplemental Charge over Shares in KEH.

6.	LEGAL OPINIONS

(A)	A legal opinion of Herbert Smith Freehills, legal advisers to the Lenders as to English law.

(B)	A legal opinion of Walkers, legal advisers to the Lenders as to Cayman Islands law.

(C)	A legal opinion of Appleby (Bermuda) Limited, legal advisers to the Lenders as to Bermuda law.

7.	MISCELLANEOUS

(A)	Confirmation from KEL that:

(i)	the Deed of Retirement and Appointment has been duly executed by all parties thereto; and

(ii)
each condition precedent document set out in schedule 5 (Conditions precedent to the Effective Date) of the Deed of Retirement and Appointment has been duly executed by, or is in agreed form between, the relevant parties thereto.

(B)	Evidence that Kosmos Energy Investments Senegal Limited has accepted its appointment as agent for service of process in connection with the Transaction Documents and the Restated Facility Agreement.

(C)	Evidence that each Finance Party has completed all "know your customer" and similar checks that it is required to carry out.

(D)	Evidence that the fees, costs and expenses then due from any Obligor to any Finance Party have been paid or will be paid by the Effective Date.

Schedule 3
Conditions subsequent

1.	SECURITY DELIVERABLES IN RELATION TO THE CHARGE OVER SHARES IN KEH

(A)	Certified dated copy of updated register of members of KEH (updated to reflect the Successor Security and Intercreditor Agent as security and intercreditor agent).

(B)	Executed and dated letter of undertaking from KEH in favour of the Successor Security and Intercreditor Agent.

(C)	Executed and dated letters of authority from each of the directors of KEH (each with the Successor Security and Intercreditor Agent as security and intercreditor agent).

2.	SECURITY DELIVERABLES IN RELATION TO THE SUPPLEMENTAL CHARGE OVER SHARES IN KEH

(A)	Certified dated copy of updated register of members of KEH (with the Successor Security and Intercreditor Agent as security and intercreditor agent).

(B)	Executed and dated letter of undertaking from KEH in favour of the Successor Security and Intercreditor Agent.

(C)	Executed and dated letters of authority from each of the directors of KEH (each with the Successor Security and Intercreditor Agent as security and intercreditor agent).

Schedule 4
Amended and Restated Facility Agreement

KOSMOS ENERGY LTD.
as Original Borrower
- and -
THE ENTITIES LISTED IN SCHEDULE 1
as Guarantors
- and -
HSBC BANK PLC, SOCIETE GENERALE, LONDON BRANCH,
THE STANDARD BANK OF SOUTH AFRICA LIMITED
and STANDARD CHARTERED BANK
as Mandated Lead Arrangers
- and -
ING BANK N.V.
as Facility Agent
- and -
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Security and Intercreditor Agent
- and -
THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 2
as Lenders as at the Effective Date

AMENDED AND RESTATED UP TO US$400,000,000 REVOLVING CREDIT FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/SNLH/VJ/ZWL)
552731434

1

CONTENTS

		Page
	PART 1 INTERPRETATION	31
1	DEFINITIONS AND INTERPRETATION	31
	PART 2 CONDITIONS PRECEDENT AND CONDITION SUBSEQUENT	62
2	CONDITIONS PRECEDENT AND CONDITION SUBSEQUENT	62
	PART 3 OPERATION OF THE FACILITY	64
3	THE FACILITY	64
4	FINANCE PARTIES’ RIGHTS AND OBLIGATIONS	66
5	PURPOSE	67
6	UTILISATION	67
	PART 4 PAYMENTS, CANCELLATION, INTEREST AND FEES	69
7	REPAYMENT	69
8	PREPAYMENT AND CANCELLATION	70
9	INTEREST	76
10	INTEREST PERIODS	77
11	CHANGES TO THE CALCULATION OF INTEREST	77
12	FEES	80
	PART 5 TAXES, INCREASED COSTS AND INDEMNITIES	82
13	TAX GROSS UP AND INDEMNITIES	82
14	INCREASED COSTS	85
15	OTHER INDEMNITIES	86
16	MITIGATION BY THE LENDERS	87
	PART 6 FINANCIAL INFORMATION	89
17	INFORMATION UNDERTAKINGS	89
	PART 7 REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT	94
18	REPRESENTATIONS	94
19	FINANCIAL COVENANTS	97
20	GENERAL UNDERTAKINGS	98
21	EVENTS OF DEFAULT	104
	PART 8 CHANGES TO LENDERS AND OBLIGORS AND ROLES	109
22	CHANGES TO THE LENDERS	109
23	CHANGES TO THE OBLIGORS	115
24	ROLE OF THE FACILITY AGENT AND THE ARRANGER	118
25	THE SECURITY AND INTERCREDITOR AGENT	124
26	CHANGE OF SECURITY AND INTERCREDITOR AGENT AND DELEGATION	131
27	INTERCREDITOR ARRANGEMENTS	132
	PART 9 ADMINISTRATION, COSTS AND EXPENSES	135
28	PAYMENT MECHANICS	135
29	SET-OFF	138
30	COSTS AND EXPENSES	138
31	INDEMNITIES	139
32	NOTICES	140
33	CALCULATIONS AND CERTIFICATES	143
34	DISCLOSURE TO NUMBERING SERVICE PROVIDERS	143

35	PARTIAL INVALIDITY	144
36	REMEDIES AND WAIVERS	145
37	AMENDMENTS AND WAIVERS	145
38	COUNTERPARTS	147
	PART 10 GOVERNING LAW AND ENFORCEMENT	148
39	GOVERNING LAW	148
40	JURISDICTION	148
41	SERVICE OF PROCESS	150
42	CONTRACTUAL RECOGNITION OF BAIL-IN	151
	SCHEDULE 1 THE GUARANTORS	153
	SCHEDULE 2 THE ORIGINAL LENDERS	154
	SCHEDULE 3 CONDITIONS PRECEDENT	156
	SCHEDULE 4 UTILISATION REQUEST	160
	SCHEDULE 5 FORM OF TRANSFER CERTIFICATE	162
	SCHEDULE 6 FORM OF ACCESSION LETTER	165
	SCHEDULE 7 FORM OF RESIGNATION LETTER	166
	SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE	167
	SCHEDULE 9 FORM OF CONFIDENTIALITY UNDERTAKING	168
	SCHEDULE 10 FORM OF LENDER ACCESSION NOTICE	173

THIS AGREEMENT is dated 23 November 2012 as amended and restated on 14 March 2014, as further amended on 8 June 2015 and as further amended and restated on      2018 and made between:

(1)
KOSMOS ENERGY LTD., a company incorporated under the laws of Bermuda with registration number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Original Borrower”, the “Company” or “KEL”);

(2)	THE ENTITIES listed in Schedule 1 as guarantors (the “Guarantors”);

(3)
HSBC BANK PLC, SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED and STANDARD CHARTERED BANK as mandated lead arrangers of the Facility (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 2 (The Original Lenders) as lenders as at the Effective Date;

(5)	ING BANK N.V. as facility agent of the Finance Parties under this Agreement (the “Facility Agent” which expression includes its successors in title and assigns); and

(6)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as security and intercreditor agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreements (the “Security and Intercreditor Agent” which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purposes of and in accordance with the Intercreditor Agreements).

INTRODUCTION

(1)	The Original Lenders agreed to provide a secured, revolving credit facility for loans of up to no more than USD 300 million.

(2)	The Lenders as at the Effective Date have agreed to restate the revolving credit facility in relation to loans of up to no more than USD 400 million.

(3)	The parties have agreed to restate this Agreement at the Effective Date for the purpose of setting out the provisions on which such facility will be provided.

(4)
With effect from the Effective Date, ING Bank N.V. replaces Standard Chartered Bank as the Facility Agent and Crédit Agricole Corporate and Investment Bank replaces BNP Paribas as Security and Intercreditor Agent.

PART 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.
“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.
“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).
“Accounting Reference Date” means 31 December of each year.
“Additional Borrower” means a company which accedes to the terms of this Agreement as an additional borrower in accordance with clause 23.2 (Additional Borrowers).
“Additional Commitment” has the meaning given to it in clause 3.2 (Additional Commitments).
“Additional Commitment Date” has the meaning given to that term in clause 3.2 (Additional Commitments).
“Additional Debt” means, in relation to any debt, any money, debt or liability due, owing or incurred under or in connection with:
(A)    any refinancing, deferral, novation or extension of that debt;

(B)	any further advance which may be made under any document, agreement or instrument supplemental to any relevant finance document together with any related interest, fees and costs;

(C)	any claim for damages or restitution in the event of rescission of that debt or otherwise in connection with any relevant finance document;

(D)
any claim against any Obligor flowing from any recovery by that Obligor or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that debt on the grounds of preference or otherwise; and

(E)
any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Additional Guarantor” means any Group member which becomes an Additional Guarantor in accordance with clause 23.4 (Additional Guarantor).
“Additional Lender” has the meaning given to that term in clause 3.2 (Additional Commitments).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Affected Facility Agent” has the meaning given to that term in clause 24.13 (Replacement of the Facility Agent) of this Agreement.
“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.
“Agent” means each of the Facility Agent and the Security and Intercreditor Agent and “Agents” shall be construed accordingly.
“Agreement” means this facility agreement as amended, supplemented or otherwise varied from time to time.
“Amendment Notice Period” has the meaning given it in clause 27.4 (Accession to KEFI Intercreditor Agreement).
“Approved Accounting Principles” means US generally accepted accounting principles to the extent applicable to the relevant financial statements.
“Auditor” means:

(A)
with respect to any Obligor that is not incorporated in the European Union, any one of Deloitte LLP, Ernst & Young, PriceWaterhouse Coopers LLP or such other internationally recognised auditor as the Majority Lenders may approve from time to time (acting reasonably); and

(B)	with respect to any Obligor incorporated in the European Union, any firm appointed by that Obligor to act as its statutory auditor.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Authorised Signatory” means, in relation to a company or other legal person:

(A)	one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or

(B)	a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.

“Authority” means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where a Borrower operates its business.
“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month before the Termination Date provided that if such date is not a Business Day, then it shall be deemed to be the immediately preceding Business Day.
“Available Commitment” means a Lender’s Commitment minus:

(A)	the amount of its participation in any outstanding Loans; and

(B)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(A)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(B)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Base Currency” has the meaning given to it in clause 28.7 (Currency of account).
“Basel II” has the meaning given to it in clause 14.3 (Exceptions).
“Basel III” means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Borrower” means the Original Borrower or any Additional Borrower unless it has ceased to be a Borrower in accordance with clause 23 (Changes to the Obligors).
“Break Costs” means the amount (if any) by which:

(A)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)
the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank in the London interbank market for a period starting on the date of receipt or recovery and ending on the last day of the current Interest Period.

The calculation of interest for the purposes of paragraph (A) shall exclude an amount equal to the Margin for the period referred to in that paragraph where a Borrower prepays a Loan in any of the following circumstances:

(1)	under clause 8.1 (General) of this Agreement or if clause 8.11 (Right of repayment and cancellation in relation to a single Lender) of this Agreement applies; or

(2)	a Market Disruption Event has occurred in relation to that Loan and no substitute basis for determining the rate of interest has been agreed.
“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in London, Amsterdam, Johannesburg, Paris, Mauritius and New York.
“Calculation Date” means

(A)	31 March and 30 September in each year commencing on and from 31 March 2013; and

(B)	a date (selected by the Company) which is within 30 days before the occurrence of each of the following events:

(i)	the issuance of HY Notes;

(ii)	any increase of the “Total Available Facility Amount” (as defined in the RBL Facility Agreement) or any refinancing of the RBL Facility Agreement;

(iii)	any increase of the amount available under the Facility or any refinancing of the Facility;

(iv)
the incurrence by any member of the Group of any new Financial Indebtedness (but, for the avoidance of doubt, not including the refinancing of any existing Financial Indebtedness, except as provided for in paragraphs (ii) and (iii) above); or

(v)	a Ghana Petroleum Agreement Small Sale Event.
“Calculation Trigger Event” means any event listed in paragraphs B(i) to (B)(v) of the definition of “Calculation Date”.
“Change of Control” has the meaning given to that term in clause 8.3 (Change of Control) of this Agreement.
“Charge over Shares in KEH” means the English law governed charge over shares in KEH dated on or about the date of this Agreement between the Company and the Security and Intercreditor Agent.
“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Code” means the US Internal Revenue Code of 1986.
“Commitment” means:

(A)	as at the date of this Agreement, in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part 1 of Schedule 2 (The Original Lenders) of this Agreement;

(B)
as at the Effective Date, in relation to a Lender as at that date, the amount set opposite its name under the heading “Commitment” in Part 2 of Schedule 2 (The Original Lenders) of this Agreement, and the amount of any other Commitment transferred to it, the amount of any Additional Commitment assumed by it pursuant to clause 3.2 (Additional Commitments) and the amount of any Commitment as increased pursuant to clause 37.2(B) (Exceptions); and

(C)
in relation to any other Lender, the amount of any Commitment transferred to it, the amount of any Additional Commitment assumed by it pursuant to clause 3.2 (Additional Commitments) and the amount of any Commitment as increased pursuant to clause 37.2(B) (Exceptions), to the extent not cancelled, reduced or transferred by it.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) of this Agreement.

“Conditions Precedent” means the conditions precedent to initial utilisation of the Facility as set out in Part I of Schedule 3 (Conditions Precedent) of this Agreement.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 9 (Form of Confidentiality Undertaking) of this Agreement or in any other form agreed between the Company and the Agent.
“Consolidated Cash and Cash Equivalents” means, in relation to the Group, at any time:

(A)	cash in hand or on deposit including, for the avoidance of doubt, restricted cash;

(B)	any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than 5 Business Days’ notice;

(C)	certificates of deposit, maturing within one year after the relevant date of calculation;

(D)
any investment in marketable obligations in Sterling, US Dollar or Euro having not more than three months to final maturity issued or guaranteed with a rating of A- or above by Standard and Poor’s (or its equivalent by Moody’s); and

(E)	any other instrument, security or investment approved in writing by the Majority Lenders.
“Consolidated Total Borrowings” means, in relation to the Group, at any time the aggregate of the following:
(A)    the outstanding principal amount of any Financial Indebtedness incurred;

(B)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and

(C)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing, including any interest treated as capitalised under applicable Approved Accounting Principles but without double-counting and, for the avoidance of doubt, excluding any such amount or indebtedness owed by one member of the Group to another member of the Group.
“Consolidated Total Net Borrowings” means, for any Measurement Period, Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents each as at the last day of that Measurement Period.
“Contractor” means the contractor under the WCTP PA and the DWT PA respectively from time to time.

“CRD IV” means:

(D)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(E)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repeating Directives 2006/48/EC and 2006/49/EC.

“CRS” means:

(F)	the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development;

(G)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement which facilitates the implementation of paragraph (A) above; or

(H)	any agreement pursuant to the implementation of paragraphs (A) or (B) above with any governmental or taxation authority in any other jurisdiction.
“Deed of Amendment and Restatement” means the deed of amendment and restatement dated ______________ 2018 between, among others, the Original Borrower, the Guarantors and the Lenders in relation to the amendment and restatement of this Agreement.
“Deed of Guarantee” means the English law governed deed of guarantee and indemnity dated on or about the date of this Agreement pursuant to which the Guarantors guarantee the obligations and liabilities of each Obligor to the Finance Parties under this Agreement.
“Default” means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security and Intercreditor Agent.
“Derivative Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by any Borrower with a counterparty.
“Derivative Transaction” means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.
“Discharge Date” means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties have finally been discharged and such Finance Parties are under no further obligation to provide financial accommodation under the Finance Documents.

“Discharged Rights and Obligations” has the meaning given to it in clause 22.5 (Procedure for transfer).
“Dispute” has the meaning given to it in clause 40.1 (Arbitration).
“Disruption Event” means either or both of:

(A)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)
the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“DWT Block” means the Deep Water Tano area offshore Ghana, being the area described in Annex 1 of the DWT PA, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the DWT PA.
“DWT PA” means the petroleum agreement dated 10 March 2006 between the government of Ghana, represented by its Minister for Energy, the GNPC, Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).
“EBITDAX” means, in relation to the Group for any Measurement Period, its consolidated income on ordinary activities before Tax for that period, but adjusted by:
(A)    adding back Net Interest Payable;

(B)	adding back depletion and depreciation charged to the consolidated profit and loss account of the Group in accordance with the Approved Accounting Principles;

(C)	adding back amounts amortised to the consolidated profit and loss account of the Group;

(D)	adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);

(E)
adding back any amount attributable to unrealised losses and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction. For the avoidance of doubt, any realised losses will be deducted while any realised gains will be added back;

(F)
adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non-current asset;

(G)    adding back the amount attributable to any compensation which is paid by way of equity instruments in KEL;

(H)
adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:

(i)
the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and

(ii)    the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring, for that Measurement Period. In addition, for the purposes of the calculation of the financial covenants contained in clause 19 (Financial Covenants), EBITDAX in relation to the Group for any Measurement Period shall be adjusted by:

(a)	including fifty per cent. of the EBITDAX adjustments of EG JV Holdco during that Measurement Period;

(b)
including the EBITDAX of a subsidiary of the Company or attributable to a business or asset acquired during that Measurement Period for the part of the Measurement Period when it was not a member of the Group and/or the business or asset was not owned by a member of the Group; and

(c)	excluding the EBITDAX attributable to any subsidiary of the Company or to any business or asset sold during that Measurement Period.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Effective Date” has the meaning given to the term “Effective Date” in the Deed of Amendment and Restatement.
“EG JV Holdco” means Kosmos-Trident International Petroleum Inc., a company incorporated in the Cayman Islands, with company number 55991 and having its registered office at c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
“Enforcement Action” shall have the meaning given to that term in the Intercreditor Agreements.
“EO” means the EO Group Limited, a Cayman Islands company with registered company number 219175 whose registered office is at PMB CT 123, Cantonments, 112A Adole Crescent Way, Airport, Accra, Ghana (formerly known as the KG Group Limited).
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Euro” means the single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified as such in clause 21 (Events of Default) of this Agreement.
“Existing Lender” has the meaning given to it in clause 22.1 (Assignments and transfers and changes in Facility Office by the Lenders).
“Facility” means the revolving credit facility made available under this Agreement as described in clause 3 (The Facility) of this Agreement.
“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice where notice is required under clause 24.15 (Facility Agent relationship with the Lenders)) as the office or offices through which it will perform its obligations under this Agreement.
“FATCA” means:

(I)	sections 1471 to 1474 of the Code or any associated regulations;

(J)
any treaty, law or regulation of any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (A) above; or

(K)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (A) or (B) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(L)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(M)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(N)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (A) or (B) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement or on or about the date of the Deed of Amendment and Restatement between any Finance Party and the Company setting out any of the fees referred to in clause 12 (Fees) of this Agreement and any other fees payable by the Company to a Finance Party pursuant to a Finance Document or payable under the Facility.
“Finance Document” means the Deed of Amendment and Restatement, this Agreement, the Intercreditor Agreements, each Security Document, the Deed of Guarantee, each Fee Letter, each Utilisation Request and any other document designated as such by the Facility Agent and the Company.
“Finance Party” means each of the Mandated Lead Arrangers, the Lenders, the Facility Agent and the Security and Intercreditor Agent and “Finance Parties” shall be construed accordingly.
“Financial Covenants” means the financial covenants listed under clause 19 (Financial Covenants) of this Agreement.
“Financial Indebtedness” means any indebtedness for or in respect of:
(A)    moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)	the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);

(G)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;

(H)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and

(I)
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding).

“First Currency” has the meaning given to it in clause 15.1 (Currency indemnity).
“Ghana Obligor” means KEO, KEI, KEFI, KED, KEG and an “Obligor” from time to time, as defined under the RBL Facility Agreement.
“Ghana Petroleum Agreement Large Sale Event” means any event which reduces a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements and where, following such reduction, a Ghana Petroleum Agreement Seller has an indirect or direct interest in the Ghana Petroleum Agreements which is 50 per cent. or less of such Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements as at the first date of this Agreement.
“Ghana Petroleum Agreement Medium Sale Event” means any event which reduces a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements and where, following such reduction, a Ghana Petroleum Agreement Seller has an indirect or direct interest in the Ghana Petroleum Agreements which is less than 66 ⅔ per cent. but more than 50 per cent. of such Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements as at the first date of this Agreement.
“Ghana Petroleum Agreement Medium Sale Event Cancellation Amount” means an amount equal to:
GPAMSPR x USD 400 million.
“Ghana Petroleum Agreement Medium Sale Event Prepayment Amount” means an amount equal to:
GPAMSPR x USD 400 million,

or, if less, the aggregate amount of all Loans outstanding at that time.
“Ghana Petroleum Agreement Medium Sale Percentage Reduction” or “GPAMSPR” means the reduction of Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements, expressed as a percentage of such Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements as at the first date of this Agreement, which occurs as a result of a Ghana Petroleum Agreement Medium Sale Event.
“Ghana Petroleum Agreement Seller” means KEI and/or KED and/or KEG, as applicable.
“Ghana Petroleum Agreement Small Sale Event” means any event which reduces a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements and where, following such reduction, a Ghana Petroleum Agreement Seller has an indirect or direct interest in the Ghana Petroleum Agreements which (before and after such reduction) is (i) 100 per cent. or less; and (ii) more than 66 ⅔ per cent.
“Ghana Petroleum Agreement Small Sale Percentage Reduction” means the reduction of a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements, expressed as a percentage of such Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements as at the first date of this Agreement, which occurs as a result of a Ghana Petroleum Agreement Small Sale Event.
“Ghana Petroleum Agreements” means, together, the DWT PA and the WCTP PA (and all other amendments and supplements thereto).
“GNPC” means the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983.
“Government” means the government of any country in which assets of the Group are situated.
“Group” means the Company and its subsidiaries.
“Guarantor” means an Original Guarantor, KEH or an Additional Guarantor.
“HY Note Guarantor” means any member of the Group which guarantees the obligations of the Company under any HY Notes.
“HY Noteholder Trustee” means any collateral agent, trustee or other representative of the HY Noteholders.
“HY Noteholders” means the holders of HY Notes from time to time.
“HY Notes” means any debenture, bond (other than performance bonds, bid bonds, retention bonds, advance payments bonds, letters of credit or trade credit related bonds), note, loan stock or other similar security issued by the Company.
“Illegality Lender” has the meaning given to that term in clause 8.2 (Illegality) of this Agreement.

“Increased Costs” has the meaning given to that term in clause 14.1 (Increased costs) of this Agreement.
“Intercreditor Agreements” means both:

(A)	the KEFI Intercreditor Agreement; and

(B)	the KEL Intercreditor Agreement.
“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest) of this Agreement.
“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(O)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(P)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
“IPO” means in relation to a company, a transaction in which shares in that company are sold or issued to investors and in connection with such sale or issue are admitted to trading on a regulated market or other stock exchange.
“IPO Reorganisation” means any Reorganisation implemented by the Company, or any of its Subsidiaries from time to time (or any group of them), which is undertaken for the purpose of facilitating an IPO.
“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, as the case may be.
“KED” means Kosmos Energy Development, a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEEG” means Kosmos Energy Equatorial Guinea, a company incorporated under the laws of the Cayman Islands with registered number 269135 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEFI” means Kosmos Energy Finance International, a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEFI Intercreditor Agreement” means the English law governed intercreditor agreement dated on or about the date of this Agreement between the Security and Intercreditor Agent for and on behalf of the Finance Parties and the RBL Security Agent for and on behalf of the “Finance Parties” under (and as defined in) the RBL Facility Agreement (as amended or as amended and restated from time to time).
“KEG” means Kosmos Energy Ghana HC, a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEH” means Kosmos Energy Holdings, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at PO Box 32332, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEI” means Kosmos Energy International, a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEL Intercreditor Agreement” means the English law governed intercreditor agreement dated 1 August 2014 between, among others, KEL, Standard Chartered Bank as the original Facility Agent, BNP Paribas as the original Security and Intercreditor Agent and Wilmington Trust, National Association as NY Noteholder Trustee (as amended or as amended and restated from time to time).
“KEO” means Kosmos Energy Operating, a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“Lender” means, on and from the Effective Date:

(A)	any Lender listed in Part 2 of Schedule 2 (The Original Lenders); and

(B)	any bank or financial institution which has become a Party as a lender in accordance with clause 3.2 (Additional Commitments) or clause 22 (Changes to the Lenders) of this Agreement, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Lender Accession Notice” means a notice substantially in the form set out in Schedule 10 (Form of Lender Accession Notice) to be delivered by an Additional Lender pursuant to and in accordance with clause 3.2 (Additional Commitments).
“Liabilities” means all present and future liabilities and obligations at any time of any Obligor to any Lender under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:
(A)    any refinancing, novation, deferral or extension;

(B)
any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(C)	any claim for damages or restitution; and

(D)	any claim as a result of any recovery by any Obligor of a Payment on the grounds of preference or otherwise, and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.
“LIBOR” means, in relation to any Loan:

(Q)	the applicable Screen Rate;

(R)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(S)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Reference Bank Rate,
as of, in the case of paragraphs (A) and (C) above, the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if any such rate is less than zero, LIBOR shall be deemed to be zero.
“Loan” means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means, as applicable, those Lenders whose participation in advances under the Facility are equal to 66 ⅔ per cent. of the aggregate advances then outstanding or, if there are no advances outstanding, whose Commitments then aggregate at least 66 ⅔ per cent. of the Total Commitments under the Facility.
“Margin” means 5.00 per cent. per annum.

“Market Disruption Event” has the meaning given to that term in clause 11.2 (Market disruption) of this Agreement.
“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or events) or circumstance (or any effect or consequence thereof), which, in the opinion of the Majority Lenders, would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents.
“Measurement Period” means in respect of a Calculation Date, a period of 12 months ending on the Calculation Date in question.
“Minister” means the Ghanaian Government’s Minister for Energy.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Company (both acting reasonably).
“Net Interest Payable” means, in relation to the Group for any Measurement Period, Total Interest Payable less Total Interest Receivable for the Group during that Measurement Period.
“New Commitment Rebalancing” has the meaning given to it in clause 3.2 (Additional Commitments) of this Agreement.
“New Lender” has the meaning given to it in clause 22.1 (Assignments and transfers and changes in Facility Office by the Lenders).
“Non-Funding Lender” means:

(A)	any Lender who fails to participate in any Utilisation in the amount and at the time required;

(B)	any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;

(C)	any Lender which has repudiated its obligations under the Facility; or

(D)
any Lender in respect of which or in respect of whose holding company any of the events specified in clause 21.6 (Insolvency) or clause 21.7 (Insolvency proceedings) of this Agreement (disregarding paragraph (B) of clause 21.7 (Insolvency proceedings)) applies or has occurred.

“Non-Ghana Obligor” means an Obligor which is not a Ghana Obligor.

“Notice Period” has the meaning given to it in clause 27.2 (Execution of KEL Intercreditor Agreement).
“Obligor” means the Borrowers and the Guarantors.
“Original Lenders” means the lenders listed in Part 1 of Schedule 2 (The Original Lenders).
“Original Guarantor” means KEO, KEI, KED, KEG and KEFI.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to a Finance Document.
“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).
“Permitted Acquisition” means any acquisitions or investments:

(A)	which are made in the ordinary course of the day to day business of the acquiring company;

(B)	which are funded by equity or debt subordinated on terms acceptable to the Majority Lenders (acting reasonably);

(C)	which are permitted in accordance with the terms of the RBL Facility Agreement; or

(D)	which are approved by the Majority Lenders (acting reasonably), provided in each case that such acquisition or investment may not take place in Iran, Libya, Myanmar, North Korea, Sudan, Syria, Cuba, Crimea or any territory or country or with any person which is subject to a Sanctions Regime or on a Sanctions List or any territory or country designated by the Majority Lenders (acting reasonably).
“Permitted Disposals” means any sale, lease, transfer or other disposal:

(A)	made in the ordinary course of business of the disposing entity;

(B)	by a Non-Ghana Obligor of assets in exchange for other assets comparable or superior as to type, value and quality;

(C)	by a Non-Ghana Obligor made for fair value and on an arm’s length basis;

(D)	by a Non-Ghana Obligor which is not reasonably likely to have a Material Adverse Effect;

(E)	of obsolete or redundant assets or waste;

(F)	between a Non-Ghana Obligor and another member of the Group;

(G)	made with the prior written consent of Majority Lenders;

(H)	permitted in accordance with the terms of the RBL Facility Agreement or any “Finance Document” (as defined therein);

(I)
by a Non-Ghana Obligor where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (A) to (F) above) does not exceed USD 50 million (or its equivalent in another currency or currencies) in any financial year; or

(J)	of a Guarantor which is to retire pursuant to the terms of clause 23.7 (Resignation of a Guarantor on disposal).
“Permitted Financial Indebtedness” means any Financial Indebtedness (provided that the Financial Indebtedness under limbs (A) and (B) below shall not, in aggregate, exceed USD 2,500 million):

(T)	arising under or contemplated by the Facility and/or the Facility as defined under the RBL Facility Agreement;

(U)	of any Ghana Obligor arising under any Project Finance;

(V)
arising under or contemplated by the Finance Documents and/or which is permitted in accordance with the terms of any “Finance Document” as defined under the RBL Facility Agreement, other than the Financial Indebtedness described in limb (A) above;

(W)	incurred pursuant to a guarantee for HY Notes or any other debt that ranks pari passu with the Facility; or

(X)	subordinated to the Lenders on terms approved by the Majority Lenders (each acting reasonably), in each case, without double counting.
“Permitted Party” has the meaning given to it in clause 22.7 (Disclosure of information).
“Permitted Security” means:

(A)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(B)	any lien or right of set-off arising by operation of law and in the ordinary course of business (including pursuant to the counterparty’s standard terms of business);

(C)	any Security Interest over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security Interest was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Group; and

(iii)	the Security Interest is removed or discharged within six months of the date of acquisition of such asset;

(D)
any Security Interest over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security Interest is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security Interest was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of, or since the acquisition of, that company; and

(iii)	the Security Interest is removed or discharged within six months of that company becoming a member of the Group;
(E)    any Security Interest entered into pursuant to any Finance Document;

(F)
any Security Interest over or affecting goods (or documents of title or contracts of insurance relating to such goods) arising in the course of trade or receivables financing in the ordinary course of business;

(G)	any Security Interest provided in substitution for any Permitted Security over the same or substituted assets;

(H)	any Security Interest arising as a result of a disposal which is not prohibited under clause 20.8 (Disposals);

(I)	any Security Interest created or permitted to subsist with the prior written consent of the Majority Lenders;

(J)	any Security Interest which is permitted in accordance with the terms of the RBL Facility Agreement or with the terms of any “Finance Document” (as defined therein); and

(K)	any Security Interest which is granted in favour of the providers of any Project Finance to a Ghana Obligor.
“Permitted Transferee” shall have the meaning given to that term in clause 8.3 (Change of Control).

“Private Equity Shareholder” means any funds affiliated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group.
“Private Equity Shareholder Affiliate” means any Affiliate of a Private Equity Shareholder, any trust of which a Private Equity Shareholder or any of its Affiliates is a trustee, any partnership of which a Private Equity Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Private Equity Shareholder or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Private Equity Shareholder or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall constitute a Private Equity Shareholder Affiliate.
“Process Agent” has the meaning given to it in clause 41 (Service of Process).
“Project Finance” means any Financial Indebtedness to finance the ownership, acquisition, development, operation and/or maintenance of any asset or business (a “Project”) and incurred by an Obligor in respect of which the person or person to whom any such Financial Indebtedness is, or may be, owed has or have no recourse to any member of the Group for the repayment thereof other than:

(A)	recourse to such Obligor for amounts limited to the cash flow from the Project; and/or

(B)
recourse to such Obligor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; and/or

(C)
if such Obligor has been established specifically for the purpose of constructing, developing, owning and/or operating the Project and such Obligor owns no other significant assets and carries on no other material business, recourse to all of the assets and undertaking of such Obligor and/or the shares in the capital of such Obligor and/or shareholder loans made to such Obligor and/or the shares in the capital of any direct or indirect holding company whose only material assets are a direct or indirect equity interest in such Obligor.

“Qualifying Bank” means an internationally recognised bank:

(Y)
which is not on a Sanctions List or subject to a sanctions regime issued, imposed or administered by the United States, the United Kingdom, any member country of the European Union or the European Union itself or the United Nations (or any agency of any of them) (a “Sanctions Regime”); or

(B)	which does not have its principal place of business in a country which is subject to a Sanctions Regime; or

(C)	which is not a bank whose principal place of business is in a country notified by the Company to the Facility Agent prior to signing of this Agreement, or

(D)
whose long-term unguaranteed, unsecured securities or debt is rated at least Baa3 (Moody’s) or a comparable rating from an internationally recognised credit rating agency (except that this shall not be a requirement if an Event of Default is continuing).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period.
“RBL Facility Agreement” means the English law governed facility agreement dated 28 March 2011 between, amongst others, KEFI as original borrower, KEO, KEI, KED and KEG as original guarantors, BNP Paribas as the original facility agent and the original lenders named therein, as amended on 14 February 2012, 27 April 2012, 25 June 2012 and 3 April 2013 and amended and restated on 23 November 2012, 14 January, 2014 and 14 March 2014 and as further amended on 30 September 2014 and 1 October 2015 and as further amended and restated on 22 February 2018.
“RBL Security Agent” means the “Security Agent” as defined in the RBL Facility Agreement.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Reference Bank Rate” means in relation to LIBOR, the arithmetic mean (rounded upwards to four decimal places) of the rates supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market.
“Reference Banks” means the offices of any Lender or Affiliate of a Lender appointed as a reference bank by the Facility Agent, provided that any such Lender or Affiliate of a Lender may refuse such appointment and, in any event, with the prior written consent of the Original Borrower.
“Reorganisation” means (without limitation) any transaction, deemed transaction, step, procedure or agreement, including (but without limitation) the transfer, distribution, contribution or settlement of assets and/or liabilities.
“Repeating Representations” means the representations set out under:

(A)	clauses 18.1 (Status), 18.2 (Legal validity), 18.3 (Non-conflict) and 18.4 (Powers and authority) of this Agreement, each as at the time the power or authority was exercised only; and

(B)	clauses 18.5 (Authorisations), 18.8 (Financial Statements and other factual information), 18.9 (Proceedings pending or threatened), 18.10 (Breach of laws),

18.11 (Ranking of security), 18.12 (Pari passu ranking), 18.13 (No immunity), 18.14 (Ownership of Obligors), 18.15 (Sanctions) and 18.16 (Anti-corruption law) of this Agreement.
“Replacement Lender” has the meaning given to that term in clause 8.11 (Right of repayment and cancellation in relation to a single Lender) of this Agreement.
“Required Approvals” means all material approvals, licenses, consents and authorisations necessary in connection with the execution, delivery, performance or enforcement of any Finance Document.
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Restricted Party” means a person that is:

(A)
listed on, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;

(B)
located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(C)
otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Rollover Loan” means one or more Loans:

(A)	made or to be made on the same day that a maturing Loan is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(C)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(A)    the United States government;
(B)    the United Nations;
(C)    the European Union (or any of its members states);

(D)    the United Kingdom; or

(E)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation OFAC, the United States Department of State and Her Majesty’s Treasury,
(each a “Sanction Authority” and together, the “Sanctions Authorities”).
“Sanctions Regime” has the meaning given to it in paragraph (A) of the definition of “Qualifying Bank”.
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Second Currency” has the meaning given to it in clause 15.1 (Currency indemnity).
“Secured Liabilities” means at any time and without double counting, all present and future obligations and liabilities (actual or contingent) of each Obligor (whether or not for the payment of money and including any obligation to pay damages for breach of contract) which are, or are expressed to be, or may become due, owing or payable to any or all of the Secured Parties under or in connection with any of the Finance Documents (including all obligations and liabilities due, owing or payable under or pursuant to clause 3.2 (Additional Commitments)), together with all costs, charges and expenses incurred by the Security and Intercreditor Agent or any Secured Party which any Obligor is obliged to pay under any Finance Document.
“Secured Party” means a Finance Party, a Receiver or any Delegate.
“Secured Property” means:

(A)	the Transaction Security expressed to be granted in favour of the Security and Intercreditor Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(B)
all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Liabilities to the Security and Intercreditor Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security and Intercreditor Agent as trustee for the Secured Parties; and

(C)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security and Intercreditor Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

“Security and Intercreditor Agent’s Spot rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”) the Security and Intercreditor Agent’s spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 am (London time) on a particular day, which shall be notified by the Security and Intercreditor Agent in accordance with paragraph 25.7(C) (Security and Intercreditor Agent’s obligations).
“Security Document” means:

(A)	the Charge over Shares in KEH;

(B)	the Supplemental Charge over Shares in KEH;
(C)    the Deed of Guarantee;

(D)
any other document entered into at any time by any of the Obligors creating any guarantee, indemnity, Security Interest or other assurance against financial loss in favour of any of the Secured Parties as security for any of the Secured Liabilities; and

(E)	any Security Interest granted under any covenant for further assurance in any of the documents set out in paragraphs (A), (B), (C) and (D) above.
“Security Interest” means a mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.
“Service Document” has the meaning given to it in clause 41 (Service of Process).
“Shareholder Distribution” means the declaration, making or payment of a distribution to a shareholder (which shall include the payment of any loans provided by a shareholder).
“Signing Date” means the date on which each of the Finance Documents have been signed.
“Specified Time” means 11:00 a.m. London time on the relevant Quotation Day.
“Sterling” means the lawful currency of the United Kingdom.
“Stock Exchange” means an organised and regulated financial market for the buying and selling of interests in financial instruments where any securities issued by any Obligor are listed from time to time.

“Sum” has the meaning given to it in clause 15.1 (Currency indemnity).
“Supplemental Charge over Shares in KEH” means the English law governed charge over shares in KEH to be entered into on or about the Effective Date between the Company and the Security and Intercreditor Agent.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means 31 May 2022 or, if not a Business Day, the immediately preceding Business Day.
“Third Parties Act” means the Contracts (Rights of Third Parties Act) 1999.
“Total Commitments” means the aggregate of the Commitments of the Lenders, being USD 400 million at the date of this Agreement.
“Total Interest Payable” means, in relation to the Group for any Measurement Period, all interest and other financing charges paid or payable and incurred by the Group during that Measurement Period.
“Total Interest Receivable” means, in relation to the Group for any Measurement Period, all interest and other financing charges received or receivable by the Group during that Measurement Period.
“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) of this Agreement or any other form agreed between the Facility Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:

(A)	the proposed Transfer Date specified in the Transfer Certificate; and

(B)	the date on which the Facility Agent executes the Transfer Certificate.
“Trust Indenture” means the New York law governed Senior Secured Notes Indenture dated 1 August 2014, as amended or restated from time to time between, amongst others, KEL as issuer, KEO, KEI, KED, KEG and KEFI as guarantors and Wilmington Trust, National Association as trustee, paying agent, registrar and transfer agent and Banque Internationale à Luxembourg S.A. as Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” or “United States” means the United States of America.

“US Tax Obligor” means:

(Z)	a Borrower which is resident for tax purposes in the United States of America; or

(AA)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
“USD” or “US Dollar” means the lawful currency of the United States of America.
“Utilisation” means a utilisation of the Facility by way of a Loan.
“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request) of this Agreement.
“VAT” means:

(BB)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(CC)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (A) above, or imposed elsewhere.

“WCTP Block” means West Cape Three Points area offshore Ghana, being the area described in Annex 1 of the WCTP PA, but excluding any portions of such area in respect of which Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the WCTP PA.
“WCTP PA” means the petroleum agreement dated 22 July 2004 between the Government of Ghana, represented by the Minister, the GNPC, KEG and EO in respect of the West Cape Three Points Block offshore Ghana (and all amendments and supplements thereto).
“Write-down and Conversion Powers” means:

(DD)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(EE)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of particular terms
Unless a contrary indication appears, any reference in this Agreement to:

(i)	“this Agreement” shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;

(ii)	a reference to “assets” includes properties, revenues and rights of every description;

(iii)	an “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;

(iv)
an “authorised officer” shall be construed, in relation to any Party, as a reference to a director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable. The provision of any certificate or the making of any certification by any authorised officer of an Obligor shall not create for that authorised officer any personal liability to the Finance Parties;

(v)	a “calendar year” is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;

(vi)
a “certified copy” shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;

(vii)	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;

(viii)	“continuing” shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;

(ix)
the “equivalent” on any given date in any currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent in the normal course of business at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;

(x)
the “group” of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;

(xi)	a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

(xii)	“include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;

(xiii)
a “month” or “Month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” and “Months” shall be construed accordingly);

(xiv)
a “person” shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xv)
a reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to an Obligor would comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xvi)	a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;

(xvii)	a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;

(xviii)
a “subsidiary” of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(xix)
the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors;

(xx)
a “year” is a reference to a period starting on one day in a month in a calendar year and ending on the numerically corresponding day in the same month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day Provided that, if a period starts on the last Business Day in a month, that period shall end on the last Business Day in that later month (and references to “years” shall be construed accordingly); and

(xxi)	a provision of law is a reference to that provision as amended and re-enacted.

1.3	Interpretation

(A)	Words importing the singular shall include the plural and vice versa.

(B)	Words indicating any gender shall include each other gender.

(C)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document to:

(i)	any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;

(ii)
such agreement or document or any other agreement or document shall be construed as a reference to each such agreement or document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented, in each case to the extent permitted under the Finance Documents; and

(iii)	a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to Amsterdam time.

(D)	Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.

1.4	Third Party Rights

(A)	A person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(B)	Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

PART 2
CONDITIONS PRECEDENT AND CONDITION SUBSEQUENT

2.	CONDITIONS PRECEDENT AND CONDITION SUBSEQUENT

2.1	Conditions Precedent to first Utilisation
The Company may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with clause 2.4 (Waivers of Conditions Precedent). The Facility Agent (acting reasonably) shall notify the Company and the Lenders promptly upon being so satisfied.

2.2	Conditions Precedent to each Utilisation
The Lenders will only be obliged to comply with clause 6.5 (Lenders’ participation) if, on the proposed Utilisation Date:

(A)	no Default or Event of Default is continuing or will result from the proposed Loan; and

(B)
an Authorised Signatory of the relevant Borrower certifies that the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

2.3	Conditions Precedent to the KEL Intercreditor Agreement
The Company shall not enter into the KEL Intercreditor Agreement unless the Facility Agent has received all of the documents and other evidence listed in Part III Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with clause 2.4 (Waivers of Conditions Precedent). The Facility Agent (acting reasonably) shall notify the Company and the Lenders promptly upon being so satisfied.

2.4	Waivers of Conditions Precedent

(A)
The Facility Agent, acting in accordance with the instructions of the Lenders, may waive the requirement under clause 2.1 (Conditions Precedent to first Utilisation) to deliver any one or more of the documents and other evidence listed in Schedule 3 (Conditions Precedent).

(B)
Satisfaction of any of the conditions set out in clause 2.2 (Conditions Precedent to each Utilisation) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.

(C)
Satisfaction of any of the conditions set out in clause 2.3 (Conditions Precedent to the KEL Intercreditor Agreement) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.

(D)	Any waiver effected by the Facility Agent in accordance with this clause shall be binding on all Parties.

(E)
For the avoidance of doubt, no Utilisation may be made under the Facility, until the Facility Agent has confirmed all relevant Conditions Precedent have been satisfied (acting reasonably) or waived in accordance with this clause 2 (Conditions Precedent And Condition Subsequent).

2.5	Condition subsequent

(A)	The Company shall procure that KEH shall accede to this Agreement and the Deed of Guarantee as an Additional Guarantor no later than the date falling three months after the date of this Agreement.

(B)
    Upon completion of the refinancing of any HY Notes which are outstanding as at the Effective Date (the “Existing HY Notes”) in circumstances where the Existing HY Notes are refinanced in full and replaced with newly issued HY Notes which, when issued, are subject to the terms of the Intercreditor Agreements, the Company shall procure that KEEG will provide a guarantee (the “KEEG Guarantee”) in respect of:

(i)	the present and future liabilities and obligations of the issuer of the HY Notes under the terms of the HY Notes in favour of the HY Note Holders; and

(ii)	the present and future liabilities and obligations of each Obligor under the terms of this Agreement in favour of the Finance Parties, in each case, on terms equivalent to those contained in the Deed of Guarantee. The Company shall have no obligation to procure that KEEG provides the KEEG Guarantee unless and until any consents which are required under the terms of the Intercreditor Agreements have been obtained, provided that the Company shall use reasonable endeavours to obtain such consents as soon as possible following the refinancing of the HY Notes.

PART 3
OPERATION OF THE FACILITY

3.	THE FACILITY

3.1	Facility Commitment amounts

(A)
Subject to the terms of the Finance Documents, the Lenders have agreed to make available to the Borrowers a secured US Dollar revolving credit facility on the terms and conditions set out in this Agreement (the “Facility”) in an aggregate amount equal to the Total Commitments.

(B)	The Facility may be utilised by way of Loans (which, during the Availability Period only, shall include Rollover Loans).

3.2	Additional Commitments

(A)
KEL may notify the Facility Agent (such notice being an “Additional Commitment Notice”) that it has agreed with any Lender or any other bank or financial institution (in each case, an “Additional Lender”) to increase the Total Commitments by the provision of additional commitments under the Facility (each such increase or, as the case may be, assumption in commitments being an “Additional Commitment”), provided that:

(i)	the Additional Commitment Notice shall be delivered after the Effective Date and prior to the expiry of the Availability Period;

(ii)	no Event of Default is continuing or would arise as a result of the provision of the Additional Commitment; and

(iii)	the terms of the Additional Commitment shall, for all purposes of this Agreement, be treated pursuant to the terms of this Agreement in the same manner as the existing Commitments.

(B)	Each Additional Commitment Notice shall:

(i)	confirm that the requirements of paragraph (A) above are fulfilled; and

(ii)	specify the date upon which the Additional Commitment is anticipated to be made available to the Borrowers (the “Additional Commitment Date”); and

(C)
In the event that an Additional Lender is not a Party to this Agreement, KEL shall procure that on or prior to the Additional Commitment Date, such Additional Lender: delivers a Lender Accession Notice duly completed and signed on behalf of the Additional Lender and specifying its Additional Commitment to the Facility Agent.

(D)	Subject to the conditions in paragraph (B) and (C) above being met, from the relevant Additional Commitment Date:

(i)	the Additional Lender shall make available the relevant Additional Commitment for Utilisation under the Facility in accordance with the terms of this Agreement (as amended);

(ii)	the Additional Commitment shall rank pari passu with respect to existing Commitments; and

(iii)
any necessary rebalancing of the Commitments and outstandings under the Facility and the Additional Commitment provided by the Additional Lender to ensure that they are pro rata (the “New Commitment Rebalancing”) will be made by a Borrower either:

(a)
making utilisations from the Additional Commitment within five Business Days of the relevant Additional Commitment Date in priority to utilisations from Commitments under the Facility or to effect a prepayment under the Facility to the existing Lenders (which amount may be redrawn by the Borrowers); or

(b)	making its first utilisation under the Additional Commitment on the last day of the then Interest Period, at that Borrower's election, in each case to procure, as far as practicable, any New Commitment Rebalancing, following which all utilisations shall be made pro rata.

(E)
Each Additional Lender shall become a party to the Finance Documents (and be entitled to share in the Security created under the Security Documents, and benefit from the Deed of Guarantee, in accordance with the terms of the Finance Documents) if such Additional Lender accedes to the Finance Documents in accordance with the Finance Documents.

(F)
Each party (other than the relevant Additional Lender) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Lender Accession Notice which has been duly completed and signed on behalf of that proposed Additional Lender and each Party agrees to be bound by such accession. The Facility Agent must promptly sign any such Lender Accession Notice (and in any event within three Business Days of receipt).

(G)
The Facility Agent shall only be obliged to execute a Lender Accession Notice delivered to it by an Additional Lender once the Facility Agent (acting reasonably) has, to the extent that the necessary information is not already available to it, received all required information to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the accession of such Additional Lender.

(H)	On the date that the Facility Agent executes a Lender Accession Notice:

(i)
the Additional Lender party to that Lender Accession Notice, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Additional Lender been a Lender on the Effective Date with the rights and/or obligations acquired or assumed by it as a result of that accession and with the Commitment specified by it as its Additional Commitment; and

(ii)	that Additional Lender shall become a Party to this Agreement as a “Lender”.

(I)	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 3.2 in relation to an Additional Lender as if references in that clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Additional Lender”; and
a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

3.3	Amendments to Finance Documents
The Parties shall, acting reasonably, make such amendments to the Finance Documents as may be necessary to increase the Total Commitments pursuant to clause 3.2 (Additional Commitments) and to enable each Additional Lender to accede to the Finance Documents and provide its Additional Commitment hereunder. The Facility Agent may effect, on behalf of the Finance Parties, any such amendment. Any Lender Accession Notice or accession in respect of any Finance Document entered into, or any amendment to the Finance Documents effected pursuant to clause 3.2 (Additional Commitments) above, by the Facility Agent, the Additional Lender or the Original Borrower, shall be binding on all Parties.

4.	FINANCE PARTIES’ RIGHTS AND OBLIGATIONS

(A)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any Finance Documents to which it is a Party does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)
The rights of each Finance Party under or in connection with the Finance Documents to which it is a Party are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (C) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(C)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

5.	PURPOSE

5.1	Purpose

(A)	Subject to paragraph (B) below, the proceeds of any Loan may only be used by a Borrower towards the general corporate purposes of the Group.

(B)
For the avoidance of doubt, the Obligors shall not use the proceeds of any Loan for the purpose of making a Shareholder Distribution, except in instances where the payment of a Shareholder Distribution is mandatory under the rules of any Stock Exchange.

5.2	Monitoring
No Finance Party is bound to monitor or verify the application of any Loan made pursuant to the Finance Documents.

6.	UTILISATION

6.1	Availability Period
Subject to the satisfaction of the relevant Conditions Precedent, the Facility shall be available for drawing during the Availability Period.

6.2	Delivery of a Utilisation Request
A Borrower may borrow a loan under the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 am on the third Business Day prior to the proposed Utilisation Date and the Facility Agent shall deliver such Utilisation Request to the Lenders on the Business Day of receipt of the same by it. For this purpose, if the Facility Agent receives the Utilisation Request on a day which is not a Business Day or after 10:00 am on a Business Day, it will be treated as having received the Utilisation Request on the following Business Day.

6.3	Completion of a Utilisation Request

(A)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the amount of the Utilisation complies with clause 6.4 (Amount); and

(iii)	the proposed Interest Period complies with clause 10 (Interest Periods).

(B)	Only one Loan may be requested in each Utilisation Request and a maximum of 3 Utilisation Requests may be requested in any one month.

(C)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans would be outstanding.

6.4	Amount
The amount of any proposed Loan under the Facility must be:

(A)	a minimum of USD 1 million (or, in any event, such lesser amount as the Facility Agent may agree acting on the instructions of the Majority Lenders); and

(B)	in integral multiples of USD 1 million (or, in any event, such lesser amount as the Facility Agent may agree acting on the instructions of the Majority Lenders), or, if less, the Available Facility.

6.5	Lenders’ participation

(A)
If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.

(B)	The amount of a Lender’s participation in that Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of the relevant Loan.

(C)
In providing the notification to the Lender pursuant to clause 6.2 (Delivery of a Utilisation Request), the Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in each such Loan.

PART 4
PAYMENTS, CANCELLATION, INTEREST AND FEES

7.	REPAYMENT

7.1	Repayment of Loans

(A)	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(B)	Without prejudice to each Borrower’s obligation under paragraph (A) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;
(b)    in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(a)    if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)    the relevant Borrower will only be required to make a payment under clause 28.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and
(2)    each Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans; and
(b)    if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)    the relevant Borrower will not be required to make a payment under clause 28.1 (Payments to the Facility Agent); and
(2)    each Lender will be required to make a payment under clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

8.	PREPAYMENT AND CANCELLATION

8.1	General

(A)
Subject to there being no Event of Default continuing and other than an obligation to make a prepayment upon a Change of Control, prepayments in respect of the Facility shall be paid at the end of the next Interest Period falling not less than 15 days after the date on which the event giving rise to the obligation to make the prepayment occurs.

(B)	Any amount prepaid may only be redrawn if such prepayment and Utilisation:

(i)	is not contrary to any other term of this Agreement; and

(ii)	occurs prior to the expiry of the Availability Period.

(C)	Any prepayment shall be made with accrued interest on the amount prepaid and, subject to Break Costs (excluding any Margin), without premium or penalty.

8.2	Illegality

(A)
If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for a Lender (an “Illegality Lender”) to perform any of its obligations as contemplated by the Finance Documents, or to fund or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)	each Borrower shall either:

(a)
if the Lender so requires, repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified that Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); or

(b)
replace that Lender in accordance with paragraph (B) of clause 8.11 (Right of repayment and cancellation in relation to a single Lender) on or before the first date applicable under paragraph (i) above in respect of which a payment is due and payable.

(B)	If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for any Borrower to perform any of its obligations as contemplated by the Finance Documents:

(i)	that Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	the Facility Agent shall notify the Lenders; and

(iii)
that Borrower shall repay each Utilisation made to it on the last day of the Interest Period for that Utilisation occurring after the Facility Agent has notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.

8.3	Change of Control

(A)	Upon a Change of Control:

(i)	the relevant Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(ii)
if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days written notice to the Company, cancel the Commitments and each Borrower shall repay each Lender’s participation in any Utilisations on the last day of the then current period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

(B)
For the purpose of paragraph (A) above, “Change of Control” means any person (or persons with whom they act in concert) other than a Permitted Transferee acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in any Ghana Obligor carrying a right to vote in general meetings of that company. For the avoidance of doubt, a Change of Control shall not occur on an IPO of any Private Equity Shareholder (directly or indirectly) in the Original Borrower, or an IPO of any Ghana Obligor.

(C)	For the purposes of paragraph (B) above, any persons includes more than one person acting in concert and a “Permitted Transferee” means:

(i)	a Private Equity Shareholder;

(ii)	a Private Equity Shareholder Affiliate; or

(iii)
a person who is otherwise approved by the Majority Lenders (acting reasonably) provided that any Lender which does not grant its approval may, on not less than 30 days written notice to the Facility Agent and the Company, demand that its participation in the Facility be prepaid in full and that its Commitment be immediately cancelled, provided that the Company may, in accordance with paragraph (B) of clause 8.11 (Right of repayment and cancellation in relation to a single Lender), procure the replacement of that Lender or the transfer of its participation and Commitment to another Lender (with that Lender’s consent) rather than such prepayment and cancellation provided that such replacement or transfer is completed within the relevant notice period given by the relevant Lender. If such replacement or transfer does not occur within the relevant period, that Lender’s participation in the Facility shall be immediately due and payable in full by each Borrower and its Commitment immediately cancelled.

8.4	Ghana Petroleum Agreement Medium Sale Event
Upon a Ghana Petroleum Agreement Medium Sale Event:

(A)	the Original Borrower shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(B)
if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days written notice to the Company, cancel the Commitments of the Lenders, on a pro rata basis, by the Ghana Petroleum Agreement Medium Sale Event Cancellation Amount and the Borrowers shall repay each Lender’s participation in any Utilisations pro rata, by the Ghana Petroleum Agreement Medium Sale Event Prepayment Amount, on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

8.5	Ghana Petroleum Agreement Large Sale Event
Upon a Ghana Petroleum Agreement Large Sale Event:

(A)	the Original Borrower shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(B)
the Facility Agent shall, on not less than 30 days written notice to the Company, cancel the Commitments of the Lenders, on a pro rata basis, and the Borrowers shall repay each Lender’s participation in any Utilisations on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

8.6	Increase in Lender Commitment

In circumstances where the Commitment of any Lender is increased (excluding any increase as a result of an assumption of Additional Commitment pursuant to clause 3.2 (Additional Commitments)) or a transfer made pursuant to clause 22 (Changes to the Lenders), any other Lender shall (provided that such Lender voted against such increase) have the unilateral right to instruct the Facility Agent to, on not less than 30 days written notice to the Company, cancel the Commitment of that other Lender and require the Borrowers to repay that other Lender’s participation in any Utilisations in full, on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

8.7	Financial Covenants
In circumstances where the Majority Lenders have given their consent to amend any provision of clause 19 (Financial Covenants), any other Lender shall (provided that such Lender did not give such consent) have the unilateral right to instruct the Facility Agent to, on not less than 30 days written notice to the Company, cancel the Commitment of that other Lender and require the Borrowers to repay that other Lender’s participation in any Utilisations in full, on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.

8.8	Automatic Cancellation
At the close of business in Amsterdam on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.

8.9	Voluntary Cancellation

(A)
The Company may, by giving not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the Available Facility in whole or in part (but if in part, in a minimum amount of USD 1 million or, if less, the relevant Commitments in the Available Facility). The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than ten Business Days after the relevant notice is received by the Facility Agent.

(B)
Any valid notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect. No part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be utilised.

(C)
When any cancellation of Commitments under the Facility takes effect, each Lender’s Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment under the Facility bears to the Available Facility (at that time).

8.10	Voluntary Prepayment of Loans

(A)	Subject to clause 8.1 (General), a Utilisation may be prepaid whether in whole or in part by a Borrower without penalty upon ten Business Days’ prior written notice to the Facility Agent.

(B)
Any valid notice of prepayment will be irrevocable and, unless a contrary indication appears in this Agreement, will specify the date on which the cancellation shall take effect. Any amount prepaid or repaid may not be redrawn if such prepayment or repayment and Utilisation occurs after the expiry of the Availability Period.

(C)	Prepayment shall take effect:

(i)	on the last day of the then current Interest Period; or

(ii)	on any other date subject to payment by the relevant Borrower, on demand, of Break Costs (if any), in accordance with clause 11.4 (Break Costs).

(D)	Unless a contrary indication appears in this Agreement, when any prepayment of the whole or part of a Loan takes place, each Lender’s participation in the relevant Loan shall be reduced rateably.

8.11	Right of repayment and cancellation in relation to a single Lender

(A)	If:

(i)	the Company reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up);

(ii)	the Company receives a notice from the Facility Agent under clause 13.3 (Tax Indemnity) or clause 14.1 (Increased Costs);

(iii)	any Lender is or becomes a Non-Funding Lender; or

(iv)	any Lender is or becomes entitled to increase its rate of interest further to clause 11.2 (Market disruption), the Company may, while (in the case of paragraph (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of (iii) or (iv) above) the relevant circumstance continues:

(a)	give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(b)
in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below; or

(c)	replace that Lender in accordance with paragraph (B) below.

(B)	The Company may:

(i)
in the circumstances set out in paragraph (A) above or pursuant to clause 8.1 (General) or clause 8.2 (Illegality) or clause 8.3(A)(ii) (Change of Control), replace an Existing Lender (as defined in clause 22 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a “Replacement Lender”), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to a Borrower pursuant to an assignment or transfer in accordance with the provisions of clause 22 (Changes to the Lenders); or

(ii)
in the circumstances set out in paragraph (A)(iv)(a) of this clause 8.11, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:

(a)	each assignment or transfer under this paragraph (B) shall be arranged by the Company (with such reasonable assistance from the Existing Lender as the Company may reasonably request); and

(b)	no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (B) unless and until:

(1)
it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest (to the extent that the Facility Agent has not given a notification under clause 22.9 (Pro rata interest settlement)) and fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement; and

(2)	the requirements under clause 17.8 (“Know your customer” and “customer due diligence” requirements) have been satisfied in respect of the Replacement Lender.

(C)	On receipt of a notice from the Company referred to in paragraph (A) above, the Commitment of that Lender shall immediately be reduced to zero.

(D)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (A) above (or, if earlier, the date specified by the Company in that notice), the relevant Borrower shall repay that Lender’s participation in the relevant Utilisation.

(E)	Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under clause 16.1 (Mitigation).

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)	Margin; and

(B)	LIBOR.

9.2	Payment of interest
A Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.3	Default interest

(A)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 1.0 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause shall be immediately payable by the Obligor on demand by that Facility Agent.

(B)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1.0 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(C)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrowers of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(A)	A Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

(B)	Subject to this clause, a Borrower may select an Interest Period of 1, 3 or 6 months or such other period as may be agreed between a Borrower and the Facility Agent.

(C)	No Interest Period for a Loan under the Facility shall extend beyond the Termination Date.

10.2	Non-Business Days
If an Interest Period ends on a day which is not a Business Day, that Interest Period will instead end on the next Business Day, unless the next Business Day is in another month, in which case the Interest Period will end on the preceding Business Day.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations
Subject to clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time, the applicable LIBOR shall be determined on the basis of the quotations of any other Reference Banks.

11.2	Market disruption

(A)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(B)
In this Agreement “Market Disruption Event” means if, on or about noon in London on the Quotation Day for the relevant Interest Period, none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the Interest Period, or the Facility Agent receives notifications from a Lender or Lenders (whose participations exceed 35 per cent. in aggregate of all participations) that the cost to it of obtaining matching deposits in the London interbank market would be materially in excess of LIBOR.

(C)	The Facility Agent shall notify the relevant Borrower immediately upon receiving notice from the Lender(s).

11.3	Alternative basis of interest or funding

(A)
If a Market Disruption Event occurs and the Facility Agent or the relevant Borrower so requires, the Facility Agent and the relevant Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(B)	Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.

11.4	Break Costs

(A)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(C)
If, following a payment by the relevant Borrower of all or part of a Loan or Unpaid Sum on a day other than the last day of an Interest Period for that Loan or Unpaid Sum, a Lender realises a profit, and no Event of Default is continuing, that Lender must pay an amount equal to that profit to that Borrower as soon as practicable.

11.5	FATCA Information

(A)	Subject to paragraph (D) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA or CRS as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA or CRS; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)
Each Party agrees to the disclosure by the other Party of information required to be disclosed under FATCA or CRS to the Cayman Islands Tax Information Authority or equivalent authority and any other foreign government body as required by FATCA or CRS. Such information may include, without limitation, confidential information such as financial information and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Party.

(C)
If a Party confirms to another Party pursuant to paragraph 11.5(A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(D)
Paragraph (A) or (B) above shall not oblige any Finance Party to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(E)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (D) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information,

(F)
If a Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Original Borrower is a US Tax Obligor and the relevant Lender is not an Original Lender, the Effective Date;

(iii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iv)	the date a new US Tax Obligor accedes as a Borrower; or

(v)	where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:

(a)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(b)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(G)
The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) above to the relevant Borrower.

(H)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (F) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the relevant Borrower.

(I)
The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) or (H) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (F), (G) or (H) above.

(J)
Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (F) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Facility Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Facility Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure.

12.	FEES

12.1	Commitment fee

(A)	The Original Borrower shall pay to the Facility Agent for the account of each Lender a commitment fee at a rate equal to 30 per cent. per annum of the Margin.

(B)
The accrued commitment fee is payable quarterly (on each of 31 March, 30 June, 30 September and 31 December) in arrears on any undrawn and uncancelled portion of the Commitments for the period from and including the date of this Agreement until and including the last day of the Availability Period.

(C)
Notwithstanding paragraphs (A) and (B) above, the Original Borrower shall not be required to pay any such commitment fees to the Facility Agent for the account of any Lender during the period in which such Lender is a Non-Funding Lender.

12.2	Front end fees
The Original Borrower shall pay to each Mandated Lead Arranger, front end fees in the amount and at the times agreed in a Fee Letter.

12.3	Facility Agent fee
The Original Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security and Intercreditor Agent fee
The Original Borrower shall pay to the Security and Intercreditor Agent (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

PART 5
TAXES, INCREASED COSTS AND INDEMNITIES

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(A)	In this Agreement:
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax Indemnity).

13.2	Tax gross-up

(A)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

(C)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(E)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(F)
If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.

13.3	Tax Indemnity

(A)
Except as provided below, the Borrowers shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party for or on account of Tax by that Finance Party in respect of a Finance Document.

(B)	Paragraph (A) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(a)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party’s Facility Office; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.2 (Tax gross-up); or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party; or

(iv)
with respect to any Tax assessed prior to the date which is 180 days prior to the date on which the relevant Finance Party requests such a payment from the Company, unless a determination of the amount claimed could only be made on or after the first of those dates.

(C)
A Finance Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to the Company a copy of the notification by such Finance Party.

(D)
A Finance Party shall, on receiving a payment from an Obligor under this clause, notify the Facility Agent. The Finance Parties will undertake to use reasonable endeavours to obtain reliefs and remissions for taxes and deductions and to reimburse that Obligor for reliefs, remissions or credits obtained (but without any obligation to arrange its tax affairs other than as it sees fit nor to disclose any information about its tax affairs).

13.4	Tax Credit

(A)	If:-

(i)	an Obligor makes a Tax Payment, and

(ii)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, and

(iii)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the Tax Credit.

(B)	Nothing in this clause will:

(i)	interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or

(ii)	oblige any Finance Party to disclose any information relating to its Tax affairs or computations.

13.5	Stamp Taxes
The Company shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of an assignment or transfer by a Lender.

13.6	Value added tax

(A)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

(B)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.

13.7	FATCA Deduction

(A)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Company, the Facility Agent and the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(A)
Subject to clause 14.3 (Exceptions) a Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III, CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(B)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(A)
A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(B)	Each Finance Party shall provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(A)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor provided that this clause is without prejudice to any rights which the affected Lender may have under clause 13.2 (Tax gross-up) to receive a grossed up payment;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
the subject of a claim under clause 13.3 (Tax Indemnity) (or might be or have been the subject of a claim under clause 13.3 (Tax Indemnity) but for any of the exclusions in paragraph (B) of clause 13.3 (Tax Indemnity));

(iv)
incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with clause 14.2 (Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;

(v)	attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or

(vi)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(B)	In this clause 14.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(A)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(C)
funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of a Default or an act or omission on the part of an Obligor; and

(D)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Agents
Each Obligor shall promptly on demand, indemnify each Agent against:

(A)	any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(B)
any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 28.9 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as Agent under the Finance Documents, where such cost, loss or liability arises from any action, suit, claim, investigation or proceeding which is commenced or threatened by a third party or any Finance Party against that Agent.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(A)
Each Finance Party shall, in consultation with the Company, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.2 (Illegality), clause 13.2 (Tax gross-up), clause 14.1 (Increased costs) or clause 11.2 (Market disruption) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)	Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(C)
Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise. The Facility Agent shall notify the Company promptly of any such notification from a Finance Party.

16.2	Limitation of liability

(A)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(B)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

PART 6
FINANCIAL INFORMATION

17.	INFORMATION UNDERTAKINGS
The undertakings in this clause remain in force from the date of this Agreement until the Discharge Date.

17.1	Books of account and auditors
Each Obligor shall:

(A)	keep proper books of account relating to its business; and

(B)	appoint and maintain as its auditors any Auditor.

17.2	Financial statements

(A)	The Original Borrower shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):

(i)	as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year; and

(ii)	within 90 days of the end of each quarter, its unaudited quarterly consolidated financial statements for that period.

(B)
If during any financial year of any Borrower there is a material change in the nature and extent of the accounting transactions which that Borrower enters into, it shall promptly inform the Facility Agent thereof and that Borrower shall, if instructed to do so by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), supply to the Facility Agent (in sufficient copies for each Lender), as soon as they become available, but in any event within 180 days of request, its audited consolidated financial statements for its last financial year.

17.3	Year-end
No Borrower shall change its Accounting Reference Date without the consent of the Majority Lenders.

17.4	Form of financial statements

(A)	The Original Borrower must ensure that each set of financial statements supplied under this Agreement:

(i)	is certified by an Authorised Signatory of the relevant Borrower as a true and correct copy; and

(ii)
gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant Borrower for the period to the date on which those financial statements were drawn up.

(B)	Unless otherwise agreed with the Facility Agent, all accounts delivered under this Agreement shall be prepared in accordance with the Approved Accounting Principles.

(C)	The Original Borrower must notify the Facility Agent of any material change to the manner in which any audited financial statements delivered under this Agreement are prepared.

(D)	If requested by the Facility Agent, the Original Borrower must supply to the Facility Agent:

(i)
a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and

(ii)
sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement prior to such change.

17.5	Compliance Certificate

(A)
A Borrower must supply to the Facility Agent a Compliance Certificate with each set of financial statements sent to the Facility Agent under clauses 17.2 (Financial statements), above certifying the matters specified in clause 17.4(A) above and compliance with the financial covenants in clauses 19.1 (Debt cover ratio) and 19.2 (Interest cover ratio) below.

(B)	A Compliance Certificate supplied in accordance with paragraph (A) above must be signed by two Authorised Signatories of the relevant Borrower.

17.6	Information: Miscellaneous
Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:

(A)	all documents dispatched by each Obligor to its Shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;

(B)
promptly after becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are currently threatened or pending against any Guarantor or any member of the Group; and

(C)	promptly, such further information regarding the financial condition, assets, business and operations of any Guarantor or any member of the Group as the Facility Agent may reasonably request.

17.7	Notification of Default
Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.8	“Know your customer” and “customer due diligence” requirements

(A)	If:

(i)
the introduction of or any change in (or in the interpretation, administration or application by any government or regulatory Authority of) any law or regulation (having the force of law) made after the date of this Agreement;

(ii)
any change in the status of an Obligor (or of a holding company of an Obligor (including a change in the public company status of KEL)) or the composition of the shareholders of an Obligor (or of a holding company of an Obligor (other than a change in the composition of the shareholders of KEL)) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Agent or any Lender (or, in the case of paragraph (C) below, any prospective new Lender) to comply with “know your customer”, “customer due diligence” or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (C) below, cannot be provided by the transferring Lender from information already provided to it), the Company shall, as soon as reasonably practicable upon the request of the relevant Agent or the relevant Lender, supply, or procure the supply of, such reasonable documentation and other evidence as is within an Obligor’s possession and control to enable such Agent or such Lender to comply with all necessary “know your customer”, “customer due diligence” or other similar checks required under the relevant laws and regulations.

(B)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent, as the case may be, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(C)
The Original Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of KEL's subsidiaries becomes an Additional Guarantor pursuant to this Agreement.

(D)
Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Original Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Guarantor.

17.9	Use of websites

(A)	Except as provided below, each Obligor may deliver any information under this Agreement to the Facility Agent by posting it on to an electronic website if:

(i)	it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and

(ii)	the information posted is in a format required by this Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).
The Facility Agent must supply each relevant Lender with the address of and password for the website.

(B)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender who notifies the Facility Agent in writing (copied to each Obligor) that it does not wish to receive information via the website; and

(ii)	within ten Business Days of request, any other Lender, if that Lender so requests.

(C)	Each Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

(D)
If the circumstances in sub-paragraph (C)(i) or (C)(ii) above occur, an Obligor must supply any information required under this Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.

PART 7
REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT

18.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.

18.1	Status

(A)	It is a limited liability or, as the case may be, an exempted company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(B)	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Legal validity
Each Finance Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent) and that, so far as it is aware having made all due and careful enquiries, each Finance Document is in full force and effect.

18.3	Non-conflict
The entry into and performance by it of, and the transactions contemplated by the Finance Documents to which it is a party do not conflict with:

(A)	any applicable law or regulation;

(B)	its constitutional documents; or

(C)	any agreement binding upon it,
to the extent which has, or could reasonably be expected to have, a Material Adverse Effect.

18.4	Powers and authority
It has (or had at the relevant time) the power and authority to execute and deliver the Finance Documents to which it is a party and it has the power and authority to perform its obligations under the Finance Documents to which it is a party and the transactions contemplated thereby.

18.5	Authorisations
All Required Approvals (except to the extent already provided as a Condition Precedent, or where required by any Authority in respect of any Security Interest granted (or to be granted) under the Security Documents) have been obtained or effected and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).

18.6	Stamp and registration duties
Except for registration fees, if any, payable in relation to the Charge over Shares in KEH or the Supplemental Charge over Shares in KEH, there is no stamp or registration duty or similar Tax or charge in respect of any Finance Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).

18.7	No Default
No Default has occurred and is outstanding.

18.8	Financial Statements and other factual information

(A)
The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with clause 17.2 (Financial statements) (which, at the Signing Date, is the unaudited opening balance sheet of the Original Borrower as at 30 September 2012):

(i)	have been prepared in accordance with the Approved Accounting Principles (if relevant); and

(ii)	(if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.

(B)
All factual information provided by or under the express direction of any Borrower to the Finance Parties in connection with the Facility was believed by that Borrower at the time it was so provided to be true in all material respects.

18.9	Proceedings pending or threatened
Except as disclosed to the Facility Agent in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

18.10	Breach of laws

(A)	It has not breached any law or regulation which has, or could reasonably be expected to have, a Material Adverse Effect.

(B)
It is in compliance with all environmental laws, a breach of which could reasonably be expected to give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect and, so far as it is aware having made due and careful enquiry, there is no environmental claim outstanding against it which, if adversely determined, would give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect.

18.11	Ranking of security
Subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that Security Document and those assets are not subject to any other Security Interest that is not permitted pursuant to clause 20.6 (Negative pledge).

18.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No immunity
In any proceedings taken in any relevant jurisdiction in relation to the Finance Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

18.14	Ownership of Obligors

(A)	The Company beneficially owns, indirectly, all of the issued share capital of the Guarantors and the Borrowers (other than the Company).

(B)
The issued share capital of the Guarantors and the Borrowers is fully paid up and, to the extent beneficially owned by the Company, free of all encumbrances or other third party rights (other than pursuant to the Charge over Shares in KEH and the Supplemental Charge over Shares in KEH).

(C)	To the extent that a member of the Group has entered into a Security Document that creates, or purports to create, a Security Interest over any shares:

(i)	such shares are free from any restrictions as to transfer or registration (including pursuant to the creation or enforcement of any Security Interest); and

(ii)
no company whose shares are subject to such Security Interest and which is incorporated in the United Kingdom keeps information in respect of its members on the central register kept by the registrar at Companies House.

18.15	Sanctions
Neither the Obligors, nor any member of the Group, nor (to the knowledge of any Obligor) any of its or the Group’s respective directors, officers, employees, nor any persons acting on the Group’s behalf:

(A)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could reasonably be expected to result in it becoming a Restricted Party; or

(B)	has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority, provided that this representation is not made to or for the benefit of a Finance Party or any director, officer or employee thereof, to the extent that this provision would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott law, regulation or statute.

18.16	Anti-corruption law

(A)
Each member of the Group has conducted its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and has instituted and maintains and enforces policies and procedures designed to promote and achieve compliance with such laws and regulations.

(B)
Each Obligor confirms no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving that Obligor with respect to anti-corruption and anti-money laundering laws is pending and, to the best of that Obligor’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

18.17	Times for making representations

(A)
The representations set out in this clause 18 (other than the representations in clauses 18.4 (Powers and authority) and 18.5 (Authorisations)) are made by each Obligor on the date of this Agreement. The representation in clause 18.4 (Powers and authority) will be made as at the time that the power or authority is exercised only. Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.

(B)	When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

19.	FINANCIAL COVENANTS

19.1	Debt cover ratio
The Company undertakes that on each Calculation Date the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group for the Measurement Period shall be less than or equal to 3.50 : 1.00.

19.2	Interest cover ratio
The Company undertakes that on each Calculation Date the ratio of EBITDAX of the Group to the Net Interest Payable of the Group for the Measurement Period shall be greater than or equal to 2.25 : 1.00.

19.3	Calculation of ratios on Calculation Date

(A)
The Company will give written notice to the Facility Agent of the anticipated occurrence of any Calculation Date together with pro forma calculations of the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group and EBITDAX of the Group to the Net Interest Payable of the Group for the relevant Measurement Period.

(B)	The pro forma calculations referred to in paragraph (A) above will:

(i)
incorporate all debt and interest of the Group, ignoring any debt that must be mandatorily prepaid as a result of the relevant Calculation Trigger Event (and also ignoring any related interest) and including any debt envisaged to be incurred (and including any interest that would have been payable had that debt been incurred at the beginning of the relevant Measurement Period) by the Group pursuant to the relevant Calculation Trigger Event as though that debt had been incurred at the beginning of the relevant Measurement Period; and

(ii)
ignore, in instances where the relevant Calculation Trigger Event is a Ghana Petroleum Agreement Small Sale Event, the Ghana Petroleum Agreement Small Sale Percentage Reduction and any amounts payable to the Group in connection with a Ghana Petroleum Agreement Small Sale Event.

(C)
The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(iv) or (B)(v) of the definition of Calculation Date if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 19.1 (Debt cover ratio) and in clause 19.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of the Majority Lenders.

(D)
The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(i), (B)(ii) or (B)(iii) of the definition of Calculation Date if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 19.1 (Debt cover ratio) and in clause 19.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of each Lender.

20.	GENERAL UNDERTAKINGS
The undertakings in this clause shall remain in force from the date of this Agreement until the Discharge Date.

20.1	Corporate existence
Each Obligor shall maintain its corporate existence.

20.2	Authorisations

Each Obligor shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.

20.3	Compliance with laws
Each Obligor shall comply with all laws and regulations (including compliance with environmental laws, permits and licences) applicable to it where failure to do so would have a Material Adverse Effect.

20.4	Pari passu ranking
Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.

20.5	Security
Each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is a party in full force and effect (including the priority thereof).

20.6	Negative pledge
Other than Permitted Security, a Ghana Obligor shall not create or permit to exist any Security Interest over any of its assets.

20.7	Change of business
KEL shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group taken as a whole from that carried on by the Group as at the date of this Agreement.

20.8	Disposals

(A)
Subject to clauses 8.4 (Ghana Petroleum Agreement Medium Sale Event), 8.5 (Ghana Petroleum Agreement Large Sale Event) and 19.3 (Calculation of ratios on Calculation Date), other than Permitted Disposals, an Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or a material part of its assets.

(B)
Notwithstanding any other provision of this Agreement or any other Finance Document, KEO shall have full flexibility and discretion to deal with its subsidiaries and its and their assets, other than its interests in:

(i)	any other Obligor;

(ii)	the assets of any other Obligor; or

(iii)	any asset which is the subject of a Security Document,

in such manner as it sees fit and at its discretion including, but without limitation, the flexibility to sell, farm-out, dispose of, transfer, grant Security Interests over, distribute by way of dividend, restructure, consolidate or merge or otherwise part with ownership and possession of such subsidiary and/or assets.

20.9	Financial Indebtedness
Notwithstanding any other provision of this Agreement, in the event that the holders of HY Notes benefit from provisions relating to the restriction of Financial Indebtedness of the Group which are more onerous than those set out in this Agreement, KEL shall incorporate into this Agreement, mutatis mutandis, clauses which are equivalent to the relevant provisions of the HY Notes.

20.10	Ghana Financial Indebtedness
Other than Permitted Financial Indebtedness, a Ghana Obligor shall not incur any Financial Indebtedness.

20.11	Guarantees
Except in the case of Permitted Financial Indebtedness, no Ghana Obligor may, without the approval of the Majority Lenders (acting reasonably), enter into guarantees or indemnities in respect of obligations or liabilities of any person (excluding Ghana Obligors).

20.12	Mergers
No Obligor may enter into any amalgamation, consolidation, demerger, merger or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger or reconstruction or winding-up.

20.13	Ghana Obligor loans

(A)	Except as provided in paragraph (B) below, no Ghana Obligor may be a creditor in respect of any Financial Indebtedness.

(B)	Paragraph (A) does not apply to:

(i)	any loans made pursuant to a loan agreement between any Ghana Obligors;

(ii)	any credit provided under a Project Agreement;

(iii)	any trade credit in the ordinary course of day to day business;

(iv)	loans or other credit not exceeding USD 100 million (or its equivalent in other currencies) in aggregate at any one time;

(v)	any loans permitted under the RBL Facility Agreement; or

(vi)	any other credit approved by the Majority Lenders (acting reasonably).

20.14	Non-Ghana Obligor loans

(A)	Except as provided in paragraph (B) below, no Non-Ghana Obligor may be a creditor in respect of any Financial Indebtedness.

(B)	Paragraph (A) above does not apply to:

(i)	any loans made in the ordinary course of day to day business;

(ii)	any loans made to a member of the Group;

(iii)	loans or other credit not exceeding USD 50 million (or its equivalent in other currencies) in aggregate at any one time; or

(iv)	any other loans or credit approved by the Majority Lenders (acting reasonably).

20.15	Tax affairs
Each Obligor must promptly file all tax returns required by law within the requisite time limits except to the extent contested in good faith and subject to adequate reserve or provision.

20.16	Permitted Acquisitions
No Ghana Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), make any acquisition of, or investment in, any assets, rights or property (but excluding for the avoidance of doubt any payment of Financing Costs or Project Costs (in each case as defined in the RBL Facility Agreement)) which is not a Permitted Acquisition.

20.17	Distributions

(A)
Subject to paragraph (C) below, each Obligor may make, declare or pay a Shareholder Distribution, subject to there being no Default or Event of Default continuing and provided that no Default or Event of Default would occur by making such Shareholder Distribution.

(B)
For the avoidance of doubt, nothing in paragraph (A) above shall restrict an Obligor from making a Shareholder Distribution at any time (including at a time when a Default or an Event of Default is continuing) to the extent that the payment of such Shareholder Distribution is mandatory under the rules of any Stock Exchange.

(C)
In the event that KEL issues HY Notes and agrees, under the terms of the HY Notes and any related documentation, to restrictions on the ability to make Shareholder Distributions which are different to those set out in this clause 20.17, KEL shall agree to be bound by the same restrictions set out therein as if those provisions were set out, mutatis mutandis, in full in this Agreement.

20.18	Application of the Loans

(A)
No Borrower shall (and the Original Borrower shall ensure that no other member of the Group shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund or facilitate any trade, business or other activities:

(i)	relating to, involving or for the benefit of any Restricted Party; and/or

(ii)	in any other manner that would result in any member of the Group or a Finance Party or its US Affiliate being in breach of any Sanctions or becoming a Restricted Party.

(B)
No Obligor shall (and the Original Borrower shall ensure that no other member of the Group shall) fund all or part of any payment under the Facility out of proceeds derived, directly or indirectly, from any trade, business or other activities with a Restricted Party or in any other manner that would reasonably be expected to result in any member of the Group or a Finance Party or its US Affiliate being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

(C)
Each Obligor shall (and the Original Borrower shall procure that each member of the Group shall) comply with Sanctions and maintain in effect and enforce policies and procedures designed to ensure such compliance.

20.19	Anti-corruption law

(A)
No Borrower shall (and the Original Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach, or cause a Finance Party to breach, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation applicable to it or the Finance Parties.

(B)	Each Obligor shall (and the Original Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations; and

(ii)	maintain and enforce policies and procedures designed to promote and achieve compliance with such laws and regulations.

20.20	Insurance
The Company and each Ghana Obligor shall maintain insurances, with reputable independent insurance companies or underwriters, on and in relation to their respective business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.21	Information undertakings
In the event that the RBL Facility Agreement is repaid and either not replaced or replaced by a facility with obligations relating to the supply of information which are substantially less onerous than those set out in the RBL Facility Agreement, KEL shall incorporate into this Agreement for information purposes only, mutatis mutandis, clauses which are equivalent to the following clauses of the RBL Facility Agreement (as such clauses existed as at the first date of this Agreement): 24.6 (Project Information and Hedging Information), 24.8 (Sources and Uses), 24.9 (Approved Development), and 24.10 (Compliance with Remedial Plan).

20.22	Constitutional documents
Each Obligor shall notify the Facility Agent of any amendment to any of its constitutional documents in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.

20.23	RBL Facility Agreement
KEL shall procure that no amendment or waiver of any term of the RBL Facility Agreement (or the “Finance Documents”, as defined therein) may be made if the amendment or waiver is:

(A)
an amendment or waiver constituting an increase in the Margin (as defined in the KEFI Intercreditor Agreement), or the inclusion of an additional margin, relating to the Senior Liabilities (as defined in the KEFI Intercreditor Agreement) (as applicable) other than such an increase or addition which is contemplated by the original form of the Senior Finance Documents (as defined in the KEFI Intercreditor Agreement);

(B)
an amendment or waiver constituting an increase in, or addition of, any fees or commission other than such an increase or addition which is contemplated by the original form of the Senior Finance Documents or which is as a result of a refinancing of the Senior Liabilities; or

(C)
any amendment or waiver of the equity cure provisions in clause 29.2 (Breach of financial covenant) of the RBL Facility Agreement in relation to breaches of the “LLCR”, “FLCR”, “ICR” or “DCR” financial covenants (each as defined in the RBL Facility Agreement).

20.24	Trust Indenture

(A)
Pursuant to clause 20.9 (Financial Indebtedness) above, KEL undertakes that it will not incur, and will procure that no member of the Group incurs, Financial Indebtedness which would not be permitted pursuant to the requirements of Section 4.09 (Limitation of Debt) of the Trust Indenture. This clause 20.24 shall apply only for so long as Section 4.09 of the Trust Indenture is in effect.

(B)
KEL shall supply to the Facility Agent (in sufficient copies as notified by the Facility Agent) a conformed copy of the Trust Indenture within 10 Business Days following any amendment, restatement or waiver thereof.

21.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this clause is an Event of Default (save for clause 21.15 (Acceleration)), unless otherwise stated.

21.1	Non-payment
An Obligor does not pay any amount payable by it to any Finance Party (or to the Facility Agent for its own account) under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.

21.2	Breach of financial covenant
The Company does not comply with the provisions of the Financial Covenants, provided that where the debt cover ratio in clause 19.1 (Debt cover ratio) or interest cover ratio in clause 19.2 (Interest cover ratio) has been breached, the Borrowers shall have 45 days within which to remedy any breach of the relevant financial covenant by means of a prepayment and/or a cancellation of the Facility where any prepayment is funded by the provision of Additional Debt subordinated on terms acceptable to the Majority Lenders (acting reasonably), or by the contribution of equity to the capital of a Borrower or by taking such other remedial action as may be approved by the Majority Lenders provided always that the Company shall be entitled to remedy any such breach not more than twice in total and not more than once in any 12 month period.

21.3	Breach of other obligations
An Obligor does not comply with any other provision of the Finance Documents to which it is either a party or in respect of which it agrees to be bound pursuant to clauses 27.3 (Authority of Facility Agent, the Company and the Security and Intercreditor Agent) and 27.4 (Accession to the KEFI Intercreditor Agreement) and becomes bound pursuant to clauses 2.5 (Agreement binding on Junior Obligors) and 2.6 (Agreement binding on Senior Obligors) of the KEFI Intercreditor Agreement and clause 2.5 (Agreement binding on Obligors) of the KEL Intercreditor Agreement (other than in respect of non-payment or breach of a Financial Covenant), unless the non-compliance is:

(A)	capable of remedy; and

(B)	remedied within 30 days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.

21.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless the misrepresentation is:

(A)	capable of remedy; and

(B)	remedied within 30 days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation, provided that paragraphs (A) and (B) will not apply to any representation made or deemed to be made by an Obligor under clause 18.15 (Sanctions) and clause 18.16 (Anti-corruption law).

21.5	Cross-default

(A)	Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.

(B)
Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.

(C)
Notwithstanding paragraphs (A) and (B) above, no Event of Default will occur under this clause if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than USD 100 million (or its equivalent in any other currency or currencies) or if the relevant event or default has been waived, or if such event or default is caused by a Disruption Event, provided that, in the case of a Disruption Event the requisite payment is made within five Business Days.

21.6	Insolvency
Any of the following occurs in respect of an Obligor:

(A)
it is, or is deemed for the purposes of any law to be, unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally; or

(B)
it stops or suspends or threatens to suspend, or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment.

21.7	Insolvency proceedings

(A)	Except as provided in paragraph (B) below, any of the following occurs in respect of an Obligor:

(i)
a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;

(ii)	any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;

(iii)	an order for its winding-up, administration or dissolution is made;

(iv)
any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;

(v)	a moratorium is declared in relation to the indebtedness of an Obligor;

(vi)
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;

(vii)	any composition, compromise, assignment or arrangement is made with any of its creditors; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(B)	Paragraph (A) does not apply to:

(i)	any step or procedure which is part of a re-organisation of an Obligor on a solvent basis with the consent of the Majority Lenders (acting reasonably); or

(ii)	an IPO Reorganisation; or

(iii)
in the case of sub-paragraph (ii) or (iv) (or any step or procedure under sub-paragraph (vi) that is analogous to sub-paragraph (ii) or (iv)), if the relevant step, petition or filing is made by a person other than an Obligor, shareholder or their respective officers or directors and the relevant Obligor is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or

(iv)	any Enforcement Action that applies to assets having an aggregate value of less than USD 100 million (or its equivalent in other currencies).

21.8	Creditors’ process
Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 15 million (or its equivalent in other currencies), and is not discharged within 45 days.

21.9	Unlawfulness and Invalidity of the Finance Documents

If all or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor, and

(A)
the Company fails, within 30 days of becoming aware of the matter, to procure the execution of a substitute agreement or agreements on substantially the same terms and with a commercially qualified party or parties acceptable to the Majority Lenders (acting reasonably); or

(B)	the matter is not otherwise remedied within 30 days of an Obligor becoming aware of the matter.

21.10	Cessation of Business
An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on the date of this Agreement).

21.11	Expropriation
Any Government (or any other official central or local government body with due authority) states officially that it will take any step with a view to the seizure, expropriation, nationalisation, requisition or compulsory acquisition all or a material part of the assets of the Ghana Obligors or all or a material part of the rights of the Ghana Obligors in relation thereto and such act has, or could reasonably be expected to have, a Material Adverse Effect.

21.12	Repudiation of Finance Documents
Any Finance Document is repudiated or rescinded by an Obligor.

21.13	Material Litigation
Any material litigation, arbitration or administrative proceedings are commenced, threatened or pending against an Obligor which could reasonably be expected to be adversely determined against it and which, if so determined, has, or would have, a Material Adverse Effect.

21.14	Material Adverse Effect
Any event which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect but only following consultation between the Facility Agent and the Company over a period of not less than 30 days with a view to agreeing steps of mitigation (each Party acting reasonably with a view to appropriate remedial action being taken).

21.15	Acceleration
Subject to the terms of the Intercreditor Agreements, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Original Borrower:

(A)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(C)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(D)	exercise or direct the Security and Intercreditor Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

21.16	Notification of Event of Default
The Facility Agent shall notify the Security and Intercreditor Agent of the occurrence of any Event of Default.

PART 8
CHANGES TO LENDERS AND OBLIGORS AND ROLES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers and changes in Facility Office by the Lenders
Subject to this clause, a Lender (the “Existing Lender”) may:
(A)    (i)    assign any of its rights; or

(i)	transfer by novation any of its rights and obligations,
to an Affiliate, another Lender, an Affiliate of another Lender or a Qualifying Bank, another bank or financial institution or to a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or such other institution as the Original Borrower may agree in writing (the “New Lender”), or

(B)	change its Facility Office.

22.2	Conditions of assignment and transfer or change in Facility Office

(A)
The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to, or in favour of, another Lender, an Affiliate of a Lender or a Qualifying Bank, or (ii) made at a time when an Event of Default is continuing.

(B)
The consent of the Company is required for a change in Facility Office to a different jurisdiction (other than, in the case of Bank of America Merrill Lynch International Limited, a change in its Facility Office to a Facility Office located in the Republic of Ireland). In the case of a change of Facility Office for which the Company’s consent is not required, the Lender must notify the Company of the new Facility Office promptly on the change taking effect.

(C)
The consent of the Company to an assignment or transfer or change in Facility Office must not be unreasonably withheld or delayed (and will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by the Company within that time).

(D)	An assignment will only be effective on:

(i)
receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender on the Effective Date;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents (including, but not limited to, the Intercreditor Agreements); and

(iii)
performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (such checks not to be unreasonably held or delayed), the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(E)	A transfer will only be effective if the procedure set out in clause 22.5 (Procedure for transfer) is complied with.

(F)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax Gross Up and Indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(G)
Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

(H)
Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be a minimum of USD 5 million (or, if less, the entire Commitment of the Existing Lender) and must not result in the Existing Lender retaining less than USD 5 million, unless the assignment or transfer is made at a time when an Event of Default is continuing.

(I)
The Facility Agent shall only be obliged to execute an assignment agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

22.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.

22.4	Limitation of responsibility of Existing Lenders

(A)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(B)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(A)
Subject to the conditions set out in clause 22.2 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (C) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of the other Finance Parties and the Obligors as well as itself, and notify the Company of the date of the transfer and name of the New Lender. Each Finance Party and each Obligor irrevocably authorises the Facility Agent to sign such a Transfer Certificate on its behalf.

(B)
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(C)	Subject to clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, each Mandated Lead Arranger, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender on the Effective Date with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Copy of Transfer Certificate or Lender Accession Notice to the Original Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Lender Accession Notice, send to the Company a copy of that Transfer Certificate or Lender Accession Notice.

22.7	Disclosure of information

(A)	Any Finance Party, its officers and agents may disclose to any of its Affiliates (including its head office, representative and branch offices in any jurisdiction) (each a “Permitted Party”) and:

(i)	to any person (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any adviser on a need to know basis advising such person on any of the foregoing);

(ii)
to a professional adviser or a service provider of the Permitted Parties on a need to know basis advising such person on the rights and obligations under the Finance Documents or to an auditor of any Permitted Party on a need to know basis;

(iii)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (or any adviser of any of the foregoing on a need to know basis advising such person on the rights and obligations under the Finance Documents);

(iv)
to any person appointed by that Finance Party to provide administration or settlement services in respect of one or more of the Finance Documents (including in relation to the trading of participations in respect of the Finance Documents) only on a need to know basis;

(v)
to any rating agency (provided only general terms are disclosed in relation to the rating of a portfolio of assets), insurer or insurance broker, a direct or indirect provider of credit protection in respect of the Finance Party’s participation in the Facility only on a need to know basis;

(vi)
to whom and to the extent that information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)
subject to paragraph (B) below, to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to any other party to this Agreement; or

(ix)	to any person with the consent of the Original Borrower,
any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if, in relation to paragraphs (i) to (iv) and (ix) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such person is already subject to professional confidentiality requirements which are no less stringent than those which are set out in a Confidentiality Undertaking) and provided that it shall itself ensure that all such information is kept confidential and is protected with security measures and a degree of care that would apply to its own confidential information.

(B)	If a Finance Party is required to make any disclosure in accordance with paragraph (A)(vii) above, it shall promptly notify the Original Borrower upon becoming aware of that requirement, save that there shall be no requirement to notify (1) where prohibited under law or regulation, (2) where prohibited under the applicable rules relating to the relevant procedure or situation described in paragraph (A)(vii), or (3) where notification would prejudice the position of the Finance Party under the relevant procedure or situation described in paragraph (A)(vii).

22.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(B)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.9	Pro rata interest settlement

(A)
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 22.5 (Procedure for transfer) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(a)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 22.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(B)	In this clause 22.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(C)
An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 22.9 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

23.	CHANGES TO THE OBLIGORS

23.1	Assignments and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Borrowers

(A)
Subject to compliance with the provisions of paragraphs (C) and (D) of clause 17.8 (“Know your customer” and “customer due diligence” requirements), the Company may request that any of its subsidiaries becomes an Additional Borrower. That subsidiary shall become an Additional Borrower if:

(i)	the Majority Lenders (or, if that Additional Borrower is incorporated in a jurisdiction in which no other Borrower is incorporated, all the Lenders) approve the addition of that subsidiary;

(ii)	the Additional Borrower is, or simultaneously becomes, a Guarantor;

(iii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that

Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(B)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

(C)	In the event that an Additional Borrower becomes a party to this Agreement:

(i)	the Company, on behalf of all Obligors; and

(ii)	the Facility Agent on behalf of all Finance Parties,
are hereby authorised to effect all amendments required to be made to the Finance Documents to which they are party to reflect the fact that such Additional Borrower has become a party to the Agreement.

23.3	Resignation of a Borrower

(A)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(B)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

23.4	Additional Guarantor

(A)
Subject to compliance with the provisions of paragraphs (C) and (D) of clause 17.8 (“Know your customer” and “customer due diligence” requirements), the Original Borrower may request that any of its subsidiaries becomes an Additional Guarantor and will procure that any HY Note Guarantor becomes an Additional Guarantor in accordance with, and as required under, clause 23.5 (HY Note Guarantor). That subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent an Accession Letter duly completed and executed by that Additional Guarantor and the Company; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that

Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(B)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

23.5	HY Note Guarantor

(A)
In the event that any member of the Group which is not already a Guarantor becomes a HY Note Guarantor, then, subject to paragraph (B) below, the Company shall procure that such Group member becomes an Additional Guarantor pursuant to the procedures set out in clause 23.4 (Additional Guarantor) within 30 days of such Group member becoming a HY Note Guarantor.

(B)	The Company shall only be required to procure that a Group member becomes an Additional Guarantor as provided for in paragraph (A) above:

(i)	to the extent that such accession is legally possible;

(ii)	provided that no director or officer of the relevant Group member shall be personally liable to any person as a consequence of the provision of the guarantee; and

(iii)
subject to any restrictions or limitations in any contracts to which the Group member is subject as at the date on which the obligation under paragraph (A) above arises (and which were not agreed to or imposed in contemplation of the guarantee being given).

23.6	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

23.7	Resignation of a Guarantor on disposal

(A)
Where the Company intends to sell, transfer or dispose of its interest (whether direct or indirect) in a Guarantor to a third party, the Company may request that such Guarantor be released as a Guarantor by delivering to the Facility Agent a Resignation Letter.

(B)
The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance, subject only to the completion of the sale, transfer or disposal of the interest in that Guarantor, provided that:

(i)	there is no Default continuing at the relevant time (unless such Default would itself be cured by the release of that Guarantor and its disposal);

(ii)	no Default would result from the acceptance of such Resignation Letter; and

(iii)	no payment is due from that Guarantor under the Deed of Guarantee.

(C)
The resignation of that Guarantor shall not be effective until the date of the relevant disposal, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under this Agreement as a Guarantor.

24.	ROLE OF THE FACILITY AGENT AND THE ARRANGER

24.1	Appointment of the Facility Agent

(A)	Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act in that capacity under and in connection with the Finance Documents.

(B)
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(A)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(B)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(C)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(D)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(E)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(A)	Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes the Facility Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(B)	Neither the Facility Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group
The Facility Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Facility Agent

(A)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(B)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised; and

(iii)	any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(C)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(D)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(E)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(F)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Lenders’ instructions

(A)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Lenders in accordance with this Agreement and the Intercreditor Agreements (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.

(B)
The Facility Agent may refrain from acting in accordance with instructions given to it by the Lenders in accordance with this Agreement and the Intercreditor Agreements until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(C)
In the absence of instructions in accordance with this Agreement and the Intercreditor Agreements, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(D)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation
Neither the Facility Agent nor any Mandated Lead Arranger:

(A)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(B)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9	No duty to monitor
No Agent shall be bound to enquire:

(A)	whether or not any Default has occurred;

(B)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(C)	whether any other event specified in any Finance Document has occurred.

24.10	Exclusion of liability

(A)
Without limiting paragraph (B) below (and without prejudice to the provisions of paragraph (E) of clause 28.9 (Disruption to Payment Systems etc.)), the Facility Agent shall not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(B)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause.

(C)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.11	Lenders’ indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent within three Business Days of demand, against any cost, loss or liability (including, without limitation, in relation to any FATCA-related liability, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 28.9 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.12	Resignation of the Facility Agent

(A)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(B)	Alternatively, the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(C)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the Facility Agent may (with the prior written consent of the Company) appoint a successor Facility Agent (acting through an office in the United Kingdom).

(D)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. This obligation shall not apply in the event the Facility Agent is required to resign pursuant to paragraph (G) below.

(E)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(F)
Upon the appointment of a successor, a retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agents) and this clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(G)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (B) above.

(H)
    The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under clause 11.5 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to clause 11.5 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

24.13	Replacement of the Facility Agent

(A)	If:

(i)	in relation to the Facility Agent (or its holding company), clause 21.6 (Insolvency) or clause 21.7 (Insolvency proceedings) (disregarding paragraph (B) of that clause) applies or has occurred; or

(ii)	if the Facility Agent or any of its Affiliates repudiates its obligations under the Facility or (in its capacity as Lender) becomes a Non-Funding Lender, the Company shall be entitled to request that the Majority Lenders appoint within 10 Business Days either a co-Facility Agent or a replacement Facility Agent from one of their number or (subject to reasonable consultation with the Company), from outside the Lender group.

(B)
The Facility Agent to which either of the circumstances described in (A)(i) or (A)(ii) above applies (an “Affected Facility Agent”) shall cease to be entitled to fees in respect of its role upon becoming an Affected Facility Agent.

(C)
The Affected Facility Agent shall provide all assistance and documentation reasonably required to the Company and the other Lenders to enable the uninterrupted administration of the Facility. This shall include the provision to the Company on request and in any event, within five Business Days, of an up to date list of participants in the Facility including names and contact details.

24.14	Confidentiality

(A)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division performing the role which shall be treated as a separate entity from any other of its divisions or departments.

(B)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.15	Facility Agent relationship with the Lenders
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.16	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)	the financial condition, status and nature of any Guarantor and each member of the Group;

(B)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.17	Deductions from amounts payable by Agents
If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.

25.	THE SECURITY AND INTERCREDITOR AGENT

25.1	Trust

(A)	The Security and Intercreditor Agent declares that it shall hold the Secured Property on trust for the Secured Parties on the terms contained in this Agreement.

(B)
Each of the Secured Parties to this Agreement agree that the Security and Intercreditor Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents to which the Security and Intercreditor Agent is expressed to be a party (and no others shall be implied).

25.2	No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security and Intercreditor Agent.

25.3	KEL Intercreditor Agreement
At any time, if the KEL Intercreditor Agreement is in force and effect, this clause 25, clause 26 (Change Of Security And Intercreditor Agent And Delegation) and clause 31 (Indemnities) shall be ignored, shall have no force or effect and the Parties to this Agreement shall observe their respective rights and obligations under this Agreement as if this clause 25, clause 26 (Change Of Security And Intercreditor Agent And Delegation) and clause 31 (Indemnities) were removed in their entirety.

25.4	Instructions to Security and Intercreditor Agent and exercise of discretion

(A)
Subject to paragraphs (D) and (E) below, the Security and Intercreditor Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security and Intercreditor Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent or a group of Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(B)
The Security and Intercreditor Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security and Intercreditor Agent may refrain from acting unless and until those instructions or clarification are received by it.

(C)	Any instructions given to the Security and Intercreditor Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(D)	Paragraph (A) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security and Intercreditor Agent to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Security and Intercreditor Agent’s own position in its personal capacity as opposed to its role of Security and Intercreditor Agent for the Secured Parties.

(E)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (D)(iii) above, the Security and Intercreditor Agent shall do so having regard to the interests of all the Secured Parties.

25.5	Security and Intercreditor Agent’s Actions
Without prejudice to the provisions of clause 25.4 (Instructions to Security and Intercreditor Agent and exercise of discretion), the Security and Intercreditor Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

25.6	Security and Intercreditor Agent’s discretions
The Security and Intercreditor Agent may:

(A)
assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Default has occurred and no Obligor is in breach of or in default of its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(B)
engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security and Intercreditor Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(C)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or an Obligor, upon a certificate signed by or on behalf of that person; and

(D)
refrain from acting in accordance with the instructions of any Secured Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or Security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

25.7	Security and Intercreditor Agent’s obligations
The Security and Intercreditor Agent shall promptly:

(A)	copy to the Facility Agent the contents of any notice or document received by it from any Obligor under any Finance Document;

(B)
forward to a Secured Party the original or a copy of any document which is delivered to the Security and Intercreditor Agent for that Secured Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security and Intercreditor Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party;

(C)
to the extent that a Secured Party (other than the Security and Intercreditor Agent) is required to calculate a Dollar Currency Amount, and upon a request by that Secured Party, notify that Secured Party of the Security and Intercreditor Agent’s Spot Rate of Exchange.

25.8	Excluded obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security and Intercreditor Agent shall not:

(A)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(B)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(C)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(D)	have or be deemed to have any relationship of trust or agency with, any Obligor.

25.9	Exclusion of liability
None of the Security and Intercreditor Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(A)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security and Intercreditor Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(B)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;

(C)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Secured Property or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(D)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Secured Property; or

(E)	any shortfall which arises on the enforcement or realisation of the Secured Property.

25.10	No proceedings
No Party (other than the Security and Intercreditor Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security and Intercreditor Agent, a Receiver or a Delegate in respect of any claim it might have against the Security and Intercreditor Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Secured Property and any officer, employee or agent of the Security and Intercreditor Agent, a Receiver or a Delegate may rely on this clause subject to the provisions of the Third Parties Rights Act.

25.11	Own responsibility
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security and Intercreditor Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)	the financial condition, status and nature of each Obligor;

(B)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Secured Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;

(C)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Secured Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;

(D)
the adequacy, accuracy and/or completeness of any information provided by the Security and Intercreditor Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(E)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security and Intercreditor Agent that it has not relied on and will not at any time rely on the Security and Intercreditor Agent in respect of any of these matters.

25.12	No responsibility to perfect Transaction Security
The Security and Intercreditor Agent shall not be liable for any failure to:

(A)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(B)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(C)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(D)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(E)	require any further assurances in relation to any of the Security Documents.

25.13	Insurance by Security and Intercreditor Agent

(A)
The Security and Intercreditor Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security and Intercreditor Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(B)
Where the Security and Intercreditor Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security and Intercreditor Agent shall have failed to do so within fourteen days after receipt of that request.

25.14	Custodians and nominees
The Security and Intercreditor Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security and Intercreditor Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security and Intercreditor Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.15	Acceptance of title
The Security and Intercreditor Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors or Group Companies may have to any of the Charged Property and shall not be liable for or bound to require any Obligor or Group Company to remedy any defect in its right or title.

25.16	Refrain from illegality
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security and Intercreditor Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security and Intercreditor Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

25.17	Business with the Obligors
The Security and Intercreditor Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

25.18	Winding up of trust
If the Security and Intercreditor Agent, with the approval of the Facility Agent, determines that (a) all of the Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(A)
the trusts set out in this Agreement shall be wound up and the Security and Intercreditor Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security and Intercreditor Agent under each of the Security Documents; and

(B)	any Retiring Security and Intercreditor Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

25.19	Perpetuity period
The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.

25.20	Powers supplemental
The rights, powers and discretions conferred upon the Security and Intercreditor Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security and Intercreditor Agent by general law or otherwise.

25.21	Trustee division separate

(A)
In acting as trustee for the Secured Parties, the Security and Intercreditor Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(B)
If information is received by another division or department of the Security and Intercreditor Agent, it may be treated as confidential to that division or department and the Security and Intercreditor Agent shall not be deemed to have notice of it.

25.22	Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security and Intercreditor Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.23	Obligors: Power of Attorney
Each Obligor by way of security for its obligations under this Agreement irrevocably appoints the Security and Intercreditor Agent to be its attorney to do anything which that Obligor has authorised the Security and Intercreditor Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security and Intercreditor Agent may delegate that power on such terms as it sees fit).

26.	CHANGE OF SECURITY AND INTERCREDITOR AGENT AND DELEGATION

26.1	Resignation of the Security and Intercreditor Agent

(A)	The Security and Intercreditor Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Lenders.

(B)	Alternatively the Security and Intercreditor Agent may resign by giving notice to the other Lenders in which case the Majority Lenders may appoint a successor Security and Intercreditor Agent.

(C)
If the Majority Lenders have not appointed a successor Security and Intercreditor Agent in accordance with paragraph (B) above within 30 days after the notice of resignation was given, the Security and Intercreditor Agent (after consultation with the Facility Agent) may appoint a successor Security and Intercreditor Agent.

(D)
The retiring Security and Intercreditor Agent (the “Retiring Security and Intercreditor Agent”) shall, at its own cost, make available to the successor Security and Intercreditor Agent such documents and records and provide such assistance as the successor Security and Intercreditor Agent may reasonably request for the purposes of performing its functions as Security and Intercreditor Agent under the Finance Documents.

(E)	The Security and Intercreditor Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Secured Property to that successor.

(F)
Upon the appointment of a successor, the Retiring Security and Intercreditor Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph 25.18(B) (Winding up of trust) and under paragraph (D) above) but shall, in respect of any act or omission by it whilst it was the Security and Intercreditor Agent, remain entitled to the benefit of clauses 25 (The Security and Intercreditor Agent), clause 31.1 (Obligors’

indemnity) and clause 31.3 (Lenders’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(G)
The Majority Lenders may, by notice to the Security and Intercreditor Agent, require it to resign in accordance with paragraph (B) above. In this event, the Security and Intercreditor Agent shall resign in accordance with paragraph (B) above but the cost referred to in paragraph (D) above shall be for the account of KEL.

26.2	Delegation

(A)
Each of the Security and Intercreditor Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(B)
That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security and Intercreditor Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

26.3	Additional Security and Intercreditor Agents

(A)
The Security and Intercreditor Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security and Intercreditor Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security and Intercreditor Agent shall give prior notice to the Company and the Facility Agent of that appointment.

(B)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security and Intercreditor Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(C)
The remuneration that the Security and Intercreditor Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security and Intercreditor Agent.

27.	INTERCREDITOR ARRANGEMENTS

27.1	Pari passu ranking

Any issue of HY Notes by the Company shall rank pari passu in terms of both payment and security with the rights and obligations of the Company under this Agreement, the Deed of Guarantee, the Charge over Shares in KEH and the Supplemental Charge over Shares in KEH in accordance with the terms set out in the KEL Intercreditor Agreement.

27.2	Execution of KEL Intercreditor Agreement
If the Company wishes to issue HY Notes, then within five Business Days (the “Notice Period”) of written request by the Company, the Facility Agent will, for and on behalf of all Finance Parties and the Company will, for and on behalf of the Obligors, enter into the KEL Intercreditor Agreement together with such amendments and/or additions as any collateral agent, trustee or other representative of the HY Noteholders (whether appointed at that time or not) may reasonably require, and provided that the Majority Lenders have not determined within the Notice Period that such amendments and/or additions would materially and adversely prejudice their interests. If the Majority Lenders do make such a determination, then the Facility Agent shall promptly notify the Company in writing of that decision setting out in reasonable detail the basis and reasons for that decision and the changes which the Majority Lenders (acting reasonably) would require for the Security and Intercreditor Agent to enter into the KEL Intercreditor Agreement. If such changes are made, then the Security and Intercreditor Agent will then promptly enter into the KEL Intercreditor Agreement reflecting the relevant amendments and/or additions together with the changes required by the Majority Lenders. For the avoidance of doubt, the Company shall not issue any HY Notes unless on or prior to such issuance, the HY Noteholder Trustee enters into the KEL Intercreditor Agreement (as amended pursuant to this clause).

27.3	Authority of Facility Agent, the Company and the Security and Intercreditor Agent
The Facility Agent is irrevocably authorised for and on behalf of each Finance Party and the Company is irrevocably authorised for and on behalf of each Obligor to enter into the Intercreditor Agreements (including any amendments thereto) in a form as substantially approved by the Majority Lenders (in relation to the KEL Intercreditor Agreement, when required pursuant to clause 27.2 above). The Security and Intercreditor Agent is irrevocably authorised for and on behalf of each Finance Party and the Company is irrevocably authorised for and on behalf of each Obligor to enter into the Deed of Guarantee and any deed of subordination entered into pursuant to the requirements of clause 4(B) of the Deed of Guarantee. In all cases, each Finance Party and each Obligor shall be bound by the terms of each such agreements when executed by the Facility Agent or the Security and Intercreditor Agent and the Company respectively, including any terms which impose obligations upon the Finance Parties or the Obligors, respectively.

27.4	Accession to the KEFI Intercreditor Agreement

(A)
Each Finance Party and each Obligor agrees that any collateral agent, trustee or other representative of the HY Noteholders may enter into and accede to the KEFI Intercreditor Agreement, the Deed of Guarantee, the Charge over Shares in KEH and the Supplemental Charge over Shares in KEH for and on behalf of itself and each HY Noteholder without the requirement for any consent or approvals from the Finance Parties or the Obligors (or any of them). Such accession shall confer upon the HY Noteholders all of the rights and privileges set out in the relevant agreement. The Company may by five Business Days written notice (the

“Amendment Notice Period”) to the Facility Agent request that such amendments and/or additions be made to the KEFI Intercreditor Agreement as any collateral agent, trustee or other representative of the HY Noteholders (whether appointed at that time or not) may reasonably require (the “HY Noteholder Trustee Amendments”). During the Amendment Notice Period, either:

(i)	the Security and Intercreditor Agent shall enter into any agreement effecting the HY Noteholder Trustee Amendments, on the instructions of the Majority Lenders; or

(ii)	the Facility Agent shall notify the Company in writing of any determination by the Majority Lenders that the HY Noteholder Trustee Amendments would materially and adversely prejudice their interests.

(B)
If, on the instructions of the Majority Lenders, the Facility Agent is required to make the notification described in paragraph (A)(ii) above, the Facility Agent shall promptly contact the Company in writing setting out in reasonable detail the basis and reasons for that decision and the changes which the Majority Lenders (acting reasonably) would require for the Security and Intercreditor Agent to enter into the KEFI Intercreditor Agreement with the HY Noteholder Trustee Amendments incorporated. If such changes are made, then the Security and Intercreditor Agent will be deemed to have been instructed by the Majority Lenders promptly to enter into any agreement effecting the HY Noteholder Amendments, together with the changes required by the Majority Lenders.

(C)
For the avoidance of doubt, the Company shall not issue any HY Notes unless on or prior to such issuance, the HY Noteholder Trustee accedes to the KEFI Intercreditor Agreement (as amended pursuant to this clause 27.4).

27.5	Role of Facility Agent
The Facility Agent is irrevocably authorised for and on behalf of each Finance Party and the Company is irrevocably authorised for and on behalf of each Obligor to enter into any agreement amending the KEFI Intercreditor Agreement for the purpose of effecting any amendment as referred to in clause 27.4 (Accession to the KEFI Intercreditor Agreement) above, and each Finance Party and each Obligor shall be bound by the terms of any such amendment.

PART 9
ADMINISTRATION, COSTS AND EXPENSES

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(A)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)	Payment shall be made to such account in Amsterdam (or, as the case may be, London, Paris or New York) as the Facility Agent specifies.

28.2	Distributions by the Facility Agent
Subject to the terms of the Intercreditor Agreements, each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in Amsterdam (or, as the case may be, London, Paris or New York).

28.3	Clawback

(A)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.4	Partial Payments

(A)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (A)(ii) to (iv) above.

(C)	Paragraphs (A) and (B) above will override any appropriation made by an Obligor.

28.5	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.6	Business Days

(A)
Subject to paragraph (C) below, any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)
During any extension of the due date for payment of any principal or Unpaid Sum under the Finance Documents, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

(C)	Notwithstanding paragraph (A) above, a payment due on the Termination Date shall be made on the Termination Date.

28.7	Currency of account

(A)	Subject to paragraphs (B) to (E) below, the base currency is the currency of account and payment for any sum due from an Obligor under any Finance Document and is the US Dollar (“Base Currency”).

(B)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(C)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(D)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.8	Change of currency

(A)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(B)
If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

28.9	Disruption to Payment Systems etc.
If either the Facility Agent determines (acting reasonably) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(A)
the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;

(B)
the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(D)
any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 37 (Amendments and Waivers);

(E)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause; and

(F)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.

29.	SET-OFF
Subject to the terms of the Intercreditor Agreements and without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred and which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the relevant Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	COSTS AND EXPENSES

30.1	Transaction expenses
The Company shall within fifteen Business Days of demand, pay the Facility Agent and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:

(A)	this Agreement and any other documents referred to in this Agreement; and

(B)	any other Finance Documents executed after the date of this Agreement.

30.2	Amendment costs
If:

(A)	an Obligor requests an amendment, waiver or consent; or

(B)	an amendment is required pursuant to clause 28.8 (Change of currency), the Company shall, within fifteen Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

30.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.

31.	INDEMNITIES

31.1	Obligors’ indemnity
Each Obligor shall promptly indemnify the Security and Intercreditor Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them:

(A)	in relation to or as a result of:

(i)	any failure by the Company to comply with obligations under clause 30 (Costs and Expenses);

(ii)	the taking, holding, protection or enforcement of the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security and Intercreditor Agent, each Receiver and each Delegate by the Finance Documents or by law; or

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(B)	which otherwise relates to any of the Secured Property or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).

31.2	Priority of indemnity
The Security and Intercreditor Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 31.1 (Obligors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

31.3	Lenders’ indemnity
Each Lender shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to each of those Lenders is zero, immediately prior to their being reduced to zero)), indemnify the Security and Intercreditor Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security and Intercreditor Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct in acting as Security and Intercreditor Agent, Receiver or Delegate under the Finance Documents (unless the Security and Intercreditor Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document)) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this clause 31.

32.	NOTICES

32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or, as appropriate, electronic mail.

32.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(A)	in the case of the Original Borrower and the Original Guarantors, that identified with its name below;

(B)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(C)	in the case of the Facility Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.
Contact details of the Original Borrower

Clarendon House 2 Church Street Hamilton HM11 Bermuda	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA
Fax: +1 441 292 4720	Fax: +1 214 445 9705
Attention: Company Secretary	Attention: Jason Doughty

Contact details of the Original Guarantors

P.O. Box 32322 4th Floor, Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1-1209 Cayman Islands	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA
Fax: (345) 946 4090	Fax: +1 214 445 9705
Attention: Andrew Johnson	Attention: Jason Doughty
Contact details of the Facility Agent

Address:	ING Bank N.V. Bijlmerplein 888, 1102 MG Amsterdam P.O. Box 1800, 1000 BV Amsterdam
Fax:	+
Email:	cha.zhao@ing.com; rick.van.ras@ing.com
Attention:	Cha Zhao / Rick van Ras

Contact details of the Security and Intercreditor Agent

Address:	Crédit Agricole Corporate and Investment Bank 12 place des Etats-Unis, CS 70052 92547 Montrouge Cedex, France
Fax:	33 1 41 89 10 50
Email:	christine.menage@ca-cib.com; mihaela.milas@ca-cib.com; guillaume.granjoux@ca-cib.com
Attention:	Christine Menage/ Mihaela Milas/ Guillaume Granjoux

32.3	Delivery

(A)	Subject to clause 32.5 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.

(B)
Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(C)	All notices from or to an Obligor shall be sent through the Facility Agent.

(D)	Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

32.5	Electronic communication

(A)
Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(B)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

32.6	English language

(A)	Any notice given under or in connection with any Finance Document must be in English.

(B)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent or the Security and Intercreditor Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(C)
The Security and Intercreditor Agent and/or receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to this clause 32.6 and the English translation shall prevail unless the document is a statutory or other official document. Translation costs are for the account of the Obligors.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

34.	DISCLOSURE TO NUMBERING SERVICE PROVIDERS

(A)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for the Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(C)	The Company represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (A) above is, nor will at any time be, unpublished price-sensitive information.

(D)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(A)
Subject to clause 37.2 (Exceptions) and to paragraph (D) below, any term of the Finance Documents (other than a waiver of a Condition Precedent or a Condition Subsequent, which shall be made pursuant to clause 2.4 (Waivers of Conditions Precedent)) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(B)
The consent of the Security and Intercreditor Agent shall be required in relation to any proposed amendment or waiver of clause 25 (The Security and Intercreditor Agent), clause 26 (Change of Security and Intercreditor Agent and Delegation) or clause 31 (Indemnities).

(C)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(D)	Paragraph (C) of clause 22.9 (Pro rata interest settlement) shall apply to this clause 37.

(E)
Notwithstanding the terms of this clause 37, in relation to an amendment, variation or waiver of the terms of the Intercreditor Agreements, the Charge over Shares in KEH or the Supplemental Charge over Shares in KEH, the terms of the Intercreditor Agreements shall prevail.

37.2	Exceptions

(A)	The following may not be effected without the consent of all the Lenders.

(i)	amending the definition of “Majority Lenders”;

(ii)
amending, varying or waiving clause 4 (Finance Parties’ Rights And Obligations) and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;

(iii)	varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents;

(iv)	extending the Commitment of a Lender;

(v)	amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders;

(vi)	amending, varying or waiving this clause 37 (Amendments and Waivers); or

(vii)	any release of Security Interests granted pursuant to any Security Document or amendment, waiver or variation of the obligations of any Obligor pursuant to the Deed of Guarantee.

(B)
The Commitment of a Lender may not be increased (excluding any increase as a result of an assumption of Additional Commitment pursuant to clause 3.2 (Additional Commitments) or a transfer made pursuant to clause 22 (Changes to the Lenders)) without the consent of that Lender and the Majority Lenders.

(C)	An amendment or waiver which relates to the rights or obligations of the Facility Agent may not be effected without the consent of the Facility Agent.

(D)
(i)    If a Lender becomes a Non-Funding Lender that Lender’s Commitment shall not be included for the purposes of calculating Total Commitments under the Facility when ascertaining whether a certain percentage of Total Commitments has been obtained to approve any requested amendment, waiver, consent or approval.

(i)
If a Lender does not accept or reject a request for an amendment, waiver, consent or approval within fifteen Business Days (or such longer period as the Company may specify) of such request being made, that Lender shall be deemed to have granted its consent to the requested amendment, waiver, consent or approval. Promptly upon the expiration of such fifteen Business Day period (or such longer period as the Company may have specified), and in any event within two Business Days of the expiration of such period, the Facility Agent shall notify the Company and the Lenders whether the requested amendment, waiver, consent or approval has been approved or given in accordance with the terms of this Agreement.

37.3	Disenfranchisement of Private Equity Shareholder Affiliates
Notwithstanding any other provisions of this Agreement, for so long as a Private Equity Shareholder Affiliate is a Lender and/or to the extent that a Private Equity Shareholder Affiliate beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, such Private Equity Shareholder Affiliate shall not be entitled to exercise any rights to vote as Lender in respect of any matters requiring decision by the Lenders under the terms of this Agreement or any of the Finance Documents. Each such Private Equity Shareholder Affiliate acknowledges and agrees that:

(A)	in the event that a matter requires decision by one or more Lenders under this Agreement or any of the Finance Documents,

(i)	the Commitment of such Private Equity Shareholder Affiliate and any associated participation of such Private Equity Shareholder Affiliate in a Loan shall be deemed to be zero; and

(ii)	such Private Equity Shareholder Affiliate shall be deemed not to be a Lender;

(B)
in relation to any meeting or conference call to which all or any number of Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agree, be entitled to receive the agenda or any minutes of the same; and

(C)
it shall not, unless the Facility Agent otherwise agree, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

38.	COUNTERPARTS

(A)	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

PART 10
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

40.	JURISDICTION

40.1	Arbitration
All disputes arising out of or in connection with this Agreement including its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) between one or several of the Finance Parties on the one hand and one or several Obligors on the other hand (a “Dispute”) shall be referred to arbitration and finally settled on the following terms:

(A)
the arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “Rules”), which Rules are deemed to be incorporated by reference into this clause;

(B)	the seat of the arbitration shall be London;

(C)	the language of the arbitration shall be English;

(D)	there shall be three arbitrators; and

(E)	the arbitration agreement in this clause 40.1 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

40.2	Consolidation and joinder of Disputes
In this clause:
“Consolidation Order” means an order by a tribunal that a Primary Arbitration and Later Arbitration be resolved in the same arbitral proceedings.
“Joinder Order” means an order by a tribunal that a party to this Agreement may be joined to an arbitration that it was not previously a party to.
“Later Arbitration” means, where there is more than one arbitration commenced under this Agreement, any arbitration other than the Primary Arbitration.
“Primary Arbitration” means, where there is more than one arbitration commenced under this Agreement, the arbitration first commenced (to be conclusively determined by the ICC Court in the event of a dispute).

40.3	Joinder

(A)
Each party consents to be joined as a party to an arbitration commenced under this Agreement on the terms provided by paragraphs (B) and (C) below. Each party consents to the joinder of any party to this Agreement to an arbitration under this Agreement on the terms provided by paragraphs (B) and (C) below.

(B)
Within 30 days from the date on which a Request for Arbitration (as defined in Article 4 of the Rules) is served on all parties to the Request for Arbitration (the “Initial Joinder Period”), any party to the arbitration may effect joinder by serving notice on any party to this Agreement whom it seeks to join, copying the other parties to the Request for Arbitration. The joined party will become a claimant or respondent party (to be finally determined by the ICC Court in the event of a dispute) to the arbitration and participate in the arbitrator appointment process in clause 40.5 (Appointment of arbitrators).

(C)
After the Initial Joinder Period has ended, any party to the Request for Arbitration may submit a request for arbitration against the additional party (the “Request for Joinder”) to the Secretariat and promptly notify all parties to the Request for Arbitration and the party it seeks to join of that application. On hearing such application, the tribunal may, if it considers appropriate, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Request for Arbitration, the joined party and the Secretariat.

40.4	Consolidation

(A)
Any party to either a Primary Arbitration or one or more Later Arbitration(s) may apply to the ICC Court for a Consolidation Order in relation to any Later Arbitration(s). That party must also send such applications to all parties to the Primary Arbitration and the Later Arbitration. The relevant provisions of the Rules shall apply.

(B)
Each party to this Agreement waives any objection, on the basis of joinder, a Joinder Order or a Consolidation Order, to the validity and/or enforcement of any arbitral award made by a tribunal following any joinder, Joinder Order or Consolidation Order and such award shall be binding whether or not the parties to this Agreement participate in the arbitration. For the avoidance of doubt, this includes a waiver of any objection that the joinder, Joinder Order or Consolidation Order has resulted in a party to this Agreement being deprived of any right to participate in the nomination of the arbitrators.

40.5	Appointment of arbitrators
The tribunal shall be three arbitrators selected as follows:

(A)
if there are two parties to the arbitration, and neither party has exercised the right to joinder within the Initial Joinder Period, each party to the arbitration will nominate one arbitrator within 20 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court;

(B)
if there are more than two parties to the arbitration, or at least one of the parties has exercised the right to joinder within the Initial Joinder Period, the claimant(s) will jointly nominate one arbitrator and the respondent(s) will jointly nominate one arbitrator, both within 30 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court. Any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules;

(C)
each Finance Party agrees that the Facility Agent, acting on the instructions of the Majority Lenders, shall exercise the right of appointment of an arbitrator for the Finance Parties where more than one Finance Party is party to the Dispute; and

(D)
each party to this Agreement expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, if this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right it may have to do so.

40.6	Confidentiality
The Parties shall keep confidential and not disclose to any non-party the existence of the arbitration or the content of the arbitral proceedings (including all awards and orders in the arbitration, as well as all materials created for the purpose of the arbitration not otherwise in the public domain), save and to the extent that a disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

40.7	Inter-bank disputes
The Finance Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, or the subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) of this Agreement, involving one or several Finance Parties with no involvement of any Obligor.

41.	SERVICE OF PROCESS

(A)	Without prejudice to any other mode of service allowed under any relevant law, each of the Obligors:

(i)
irrevocably appoints Kosmos Energy Investments Senegal Limited of 10 Stratton Street, 6th Floor, Mayfair, London W1J 8LG (the “Process Agent”) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(ii)	irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and

Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this clause 41 (Service of Process)); and

(iii)	irrevocably agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(B)
If the agent referred to in paragraph (A) of this clause 41 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, each Obligor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Facility Agent of the name and address of the replacement agent; failing such appointment and notification, the agent referred to in paragraph (A) of this clause 41 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant Obligor and service of process on that agent shall constitute good service.

(C)	Any document addressed in accordance with paragraph (A) of this clause 41 shall be deemed to have been duly served if:

(i)	left at the specified address, when it is left; or

(ii)	sent by first class post, two clear Business Days after posting.

(D)
For the purposes of this clause 41, “Service Document” means a writ, summons, order, judgment or other document relating to or in connection with any Dispute. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

42.	CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(A)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(B)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE GUARANTORS
Part 1
The Original Guarantors

Name	Jurisdiction of Incorporation	Registered Number
Kosmos Energy Operating	Cayman Islands	231417
Kosmos Energy International	Cayman Islands	218274
Kosmos Energy Development	Cayman Islands	225879
Kosmos Energy Ghana HC	Cayman Islands	135710
Kosmos Energy Finance International	Cayman Islands	253656

Part 2
Other Guarantors

Name	Jurisdiction of Incorporation	Registered Number
Kosmos Energy Holdings	Cayman Islands	133483

SCHEDULE 2
THE ORIGINAL LENDERS
Part 1
The Original Lenders

Original Lender	Commitment (USD)
Bank of America, N.A.	35,000,000
BNP Paribas	50,000,000
Credit Suisse International	20,000,000
FBN Bank (UK) Ltd	32,500,000
HSBC Bank Plc	50,000,000
Societe Generale, London Branch	25,000,000
The Standard Bank of South Africa Limited	37,500,000
Standard Chartered Bank	50,000,000

Part 2
The Lenders as at the Effective Date

Lender as at the Effective Date	Commitment (USD)
Absa Bank Limited (acting through its Corporate and Investment banking division)	25,000,000
Barclays Bank Mauritius Limited	25,000,000
Citibank N.A., London Branch	36,000,000
Crédit Agricole Corporate and Investment Bank	45,000,000
ING Belgium SA/NV	36,000,000
HSBC Bank Plc	45,000,000
Natixis	30,000,000
N.B.S.A. Limited	30,000,000
Standard Chartered Bank	42,000,000
Societe Generale, London Branch	36,000,000
The Standard Bank of South Africa Limited	50,000,000

SCHEDULE 3
CONDITIONS PRECEDENT
Part I
Conditions Precedent to First Utilisation

1.	Provision of each of the following Finance Documents, duly executed by each of the parties to them:

(i)	this Agreement;

(ii)	the Charge over Shares in KEH;

(iii)	the Deed of Guarantee;

(iv)	the KEFI Intercreditor Agreement;

(v)	the Facility Agent Fee Letter;

(vi)	the front end Fee Letter; and

(vii)	the Security and Intercreditor Agent Fee Letter.

2.
Provision of certified copies of each Obligor’s constitutional documents and the director and shareholder corporate resolutions authorising entry into and performance of the Finance Documents to which they are a party and certification as to solvency.

3.
Provision of the specimen signatures of the persons authorised by each of the Obligor’s corporate resolutions referred to at paragraph 2 above to execute the Finance Documents and all other documents and notices required in connection with such Finance Documents.

4.	Receipt by the Facility Agent of appropriate legal opinions from Maples and Calder, Conyers Dill & Pearman Limited, Clifford Chance LLP, Appleby (Bermuda) Limited and Walkers.

5.
The Charge over Shares in KEH entered into pursuant to condition precedent 1 above is perfected and fully valid and (a) blank stock transfer form and any share certificates (if any) is delivered to the Security and Intercreditor Agent; (b) a certified copy register of members is delivered to the Security and Intercreditor Agent in relation to KEH; and (c) a letter of undertaking from KEH is delivered to the Security and Intercreditor Agent in relation to KEH.

6.
Provision to the Security and Intercreditor Agent of executed but undated letters of resignation and release together with dated letters of authority to date the same from each of the directors of KEH in the forms set out in Parts I and II of Schedule 5 (Letters of Resignation) to the Charge over Shares in KEH.

7.	The Original Borrower shall provide a certified copy of its most recent audited accounts.

8.	Provision of a certificate from the Original Borrower that all Required Approvals on the date of the proposed Utilisation have been obtained (including a schedule of all such Required Approvals).

9.	Provision of such documentation and other evidence to the satisfaction by the Facility Agent and the Lenders of their respective “know your customer” checks or similar identification procedures.

Part II
Conditions Precedent Required to be Delivered by an Additional Obligor

1.	Provision of an Accession Letter, duly executed by the Additional Obligor and the Original Borrower.

2.	Provision of certified copies of the Additional Obligor’s constitutional documents and certificates of incorporation (or equivalent).

3.
A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that one or more specified persons execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

4.	A specimen signature of each person authorised to execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

5.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

6.
A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.
A copy of any Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	Receipt by the Facility Agent of any appropriate legal opinions.

10.
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 41 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

Part III
Conditions Precedent to KEL Intercreditor Agreement

1.
Provision of certified copies of each Obligor’s constitutional documents and the director and shareholder corporate resolutions and specimen signatures authorising entry into and performance of the KEL Intercreditor Agreement and certification as to solvency.

2.	Receipt by the Facility Agent of appropriate legal opinions.

3.
Provision of the specimen signatures of the persons authorised by each of the Obligor’s corporate resolutions referred to at paragraph 1 above to execute the KEL Intercreditor Agreement and all other documents and notices required in connection with the KEL Intercreditor Agreement.

SCHEDULE 4
UTILISATION REQUEST
From:     [●] (the “Borrower”)
To:    ING Bank N.V (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)

1.
We refer to the Agreement. This is a Utilisation Request in respect of a Utilisation under the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency:	USD
Amount:	[ ] under or, if less, the Available Facility
Amount attributable to Interest payments	[ ]
Interest Period:	[ ]
3.    We hereby certify that on the proposed Utilisation Date:

(a)	no Default or Event of Default is continuing or will result from the proposed Loan;

(b)	[this Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan];]

(c)	the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and

(d)
the Repeating Representations to be made by each Obligor on the proposed Utilisation Date are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

4.
The proceeds of this Loan should be credited to [account] and to the extent an amount has been attributed to Interest payments above, such amount shall be applied towards the payment of Interest on the Facility.

5.    This Utilisation Request is irrevocable and is a Finance Document.
Yours faithfully

……………………………………
Authorised Signatory for
[Borrower]

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To:    ING Bank N.V. as the “Facility Agent”

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 22.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 22.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)    The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause 22.4 (Limitation of responsibility of Existing Lenders).
4.    The New Lender confirms that it is a Qualifying Bank.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitments/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Existing Lender]            [New Lender]
By:                    By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as

[ ].
ING Bank N.V.
By:

SCHEDULE 6
FORM OF ACCESSION LETTER
From:    [name of subsidiary] (the “Company”) and KOSMOS ENERGY LTD.

To:    ING Bank N.V. (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
The Company agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement and the Intercreditor Agreements as an Additional [Borrower]/[Guarantor] pursuant to clause [23.2 (Additional Borrowers)/23.4 (Additional Guarantor)] of the Agreement. The Company is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Kosmos Energy Ltd confirms that no Default is continuing or would occur as a result of the Company becoming an Additional Borrower.]

4.	The Company’s administrative details are as follows:
Address:
Fax No:
Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Accession Letter is entered into by deed.

[name of Company]	KOSMOS ENERGY LTD.

SCHEDULE 7
FORM OF RESIGNATION LETTER
From:    [resigning Obligor] and KOSMOS ENERGY LTD.
To:    ING Bank N.V. (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to clause [23.3 (Resignation of a Borrower)/23.7 (Resignation of a Guarantor on disposal)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower/Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ].

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[resigning Obligor]	KOSMOS ENERGY LTD.

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE
To:    ING Bank N.V. (the “Facility Agent”)
From:    [ ] (the “Borrower”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the financial statements supplied to the Facility Agent pursuant to clause 17.2 (Financial statements) of the Agreement:
(A)    is certified by an Authorised Signatory of the Borrower as a true and correct copy; and
(B)    [gives a true and fair view of]1 / [fairly represents]2 the financial condition of the Borrower for the period to the date on which those financial statements were drawn up.

3.	We confirm that as at [ ], being the last occurring Calculation Date:
(A)    the debt cover ratio was [ ]; and
(B)    the interest cover ratio was [ ].
4.    We set out below the calculations establishing the figures in paragraph 2 above:
[        ]

5.	We confirm that as at [ ], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.[3]
Yours faithfully

…………………………………… Authorised Signatory for [Borrower]	…………………………………… Authorised Signatory for [Borrower]

1.	Insert if audited.

2.	Insert if unaudited.

3.	Note - If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

SCHEDULE 9
FORM OF CONFIDENTIALITY UNDERTAKING
To:    [Purchaser’s details]

Re:
KOSMOS ENERGY LTD. (the “Company”) and its USD 400 million revolving credit facility dated [        ] (as amended or as amended and restated from time to time) (the “Facility”)

[insert date]
Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.    Confidentiality Undertaking: You undertake:

(A)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;

(B)
to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;

(C)	to use the Confidential Information only for the Permitted Purpose;

(D)
to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(E)
not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.

2.    Permitted Disclosure: We agree that you may disclose Confidential Information:

(A)
to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:

(i)
such information is disclosed strictly on a need to know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and

(ii)
appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in subparagraph (i) above;

(B)
(i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(C)	with our prior written consent.

3.
Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(B) (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.
Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.

5.
Continuing Obligations: The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome. Notwithstanding the previous sentence, the obligations in this letter shall cease twelve months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.

6.    No Representation; Consequences of Breach, etc: You acknowledge and agree that:

(A)
neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a “Relevant Person”), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(B)
we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.

7.
Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose. As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.

8.
No Waiver; Amendments, etc: This letter shall not affect any other obligation owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.

9.
Nature of Undertakings: The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.

10.    Third party rights:

(A)
Each other member of the Group and each Relevant Person (each a “Third Party”) may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). This paragraph 10(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 10, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.

(B)	Subject to paragraph 10(a), a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.

(C)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.

11.
Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.

12.
Governing Law and Jurisdiction: Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.

13.	Definitions and Construction: In this letter (including the acknowledgement set out below):
“Confidential Information” means any and all information relating to the Company, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;
“Group” means, in respect of a person, that person and that person’s Holding Companies and each of their respective Subsidiaries;
“Holding Company” means, in relation to a company, any other company in respect of which it is a Subsidiary;
“Participant Group” means you, and each of your Holding Companies and Subsidiaries;
“Permitted Purpose” means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and
“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................

For and on behalf of [Seller’s details].

To:    [Seller’s details]

We acknowledge and agree to the above:

…................................

For and on behalf of [Purchaser’s details]

SCHEDULE 10
FORM OF LENDER ACCESSION NOTICE
To:    ING Bank N.V. as Facility Agent
From:    [Additional Lender]
Dated:

Dear Sirs,
Kosmos Energy Ltd. - Facility Agreement dated ________ (as amended or as amended and restated from time to time) (the “Facility Agreement”)

1.
We refer to the Agreement and the Facility Agreement. This is a Lender Accession Notice. Terms defined in the Facility Agreement relating to the Agreement have the same meaning in this Lender Accession Notice unless given a different meaning in this Lender Accession Notice.

2.    [Additional Lender] agrees:

(a)
to be bound by the terms of the Finance Documents (other than the KEL Intercreditor Agreement [and the KEFI Intercreditor Agreement]) as a Lender pursuant to clause [3.2] (Additional Commitment) of the Facility Agreement;

(b)	to be bound by the terms of the KEL Intercreditor Agreement as a Lender; and

(c)	[to be bound by the terms of the KEFI Intercreditor Agreement as a Lender.]
3.    [Additional Lender’s] Additional Commitment is USD [ ].
4.    [Additional Lender’s] administrative details are as follows:
Account details:                        [ ]
Facility Office Address:                    [ ]
Telephone No.:                        [ ]
Fax No.:                        [ ]
Attention:                        [ ]

5.	The Additional Lender expressly acknowledges the limitations on the Lenders’ obligations set out in paragraph (I) of clause 3.2 (Additional Commitments).

6.	This Lender Accession Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Accession Notice.

7.	This Lender Accession Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Lender Accession Notice has been delivered as a deed on the date stated at the beginning of this Lender Accession Notice.
[Additional Lender]
By:

This Lender Accession Notice is accepted by the Facility Agent and the Additional Commitment Date is confirmed as [ ].
ING Bank N.V.
By:

SIGNATORIES
Original Borrower

Executed and Delivered as a Deed by KOSMOS ENERGY LTD. acting by	) ) )	/s/ Phillip B. Feiner
	)	(Authorised signatory)

in the presence of:
/s/ Michelle Luggar

Witness name:		Michelle Luggar

Witness title:		Office Manager

Witness address:		32 Webster Road Stanford Le Hope Essex 5517 OBE UK

Guarantors

Executed and Delivered as a Deed by KOSMOS ENERGY OPERATING acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy Operating is incorporated, is acting under the authority of Kosmos Energy Operating
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Executed and Delivered as a Deed by KOSMOS ENERGY INTERNATIONAL acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy International is incorporated, is acting under the authority of Kosmos Energy International
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Executed and Delivered as a Deed by KOSMOS ENERGY DEVELOPMENT acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy Development is incorporated, is acting under the authority of Kosmos Energy Development
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Executed and Delivered as a Deed by KOSMOS ENERGY GHANA HC acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy Ghana HC is incorporated, is acting under the authority of Kosmos Energy Ghana HC
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Executed and Delivered as a Deed by KOSMOS ENERGY FINANCE INTERNATIONAL acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy Finance International is incorporated, is acting under the authority of Kosmos Energy Finance International
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Executed and Delivered as a Deed by KOSMOS ENERGY HOLDINGS acting by __________________ who, in accordance with the laws of the territory in which Kosmos Energy Holdings is incorporated, is acting under the authority of Kosmos Energy Holdings
) ) ) )	/s/ Phillip B. Feiner
(Authorised signatory)

Retiring Facility Agent

Executed by STANDARD CHARTERED BANK:	) ) ) ) ) ) ) )	Per: /s/ Charles Mildred Title: Transaction Manager, Tranaction Management Group Standard Chartered Bank Name: Charles Mildred

Successor Facility Agent

Executed by ING BANK N.V.:	) ) ) ) ) ) ) )	Per: /s/ H.R. van Ras Title: Name: H.R. van Ras

Retiring Security and Intercreditor Agent

Executed by BNP PARIBAS:	) ) ) ) ) ) ) )	Per: /s/ Pierre Masse Title: Team Head Agency Name: Pierre Masse
	) ) ) ) ) ) ) )	Per: /s/ Jean-Marc Pouchet Title: Team Head Agency RM Name: Jean-Marc Pouchet

Retiring Proceeds Agent

Executed by BNP PARIBAS:	) ) ) ) ) ) ) )	Per: /s/ Jean-Marc Pouchet Title: Team Head Agency RM Name: Jean-Marc Pouchet
	) ) ) ) ) ) ) )	Per: /s/ Pierre Masse Title: Team Head Agency Name: Pierre Masse

Successor Security and Intercreditor Agent

Executed by CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK:	) ) ) ) ) ) ) )	Per: /s/ Christine Menage Title: Name: / Christine Menage
	) ) ) ) ) ) ) )	Per: /s/ Hervé Dufour Title: Deputy Head of Agency & Middle Office for Energy and Infrastructure Group, Export Finance and Telecom Name: Hervé Dufour

Successor Proceeds Agent

Executed by CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK:	) ) ) ) ) ) ) )	Per: /s/ Christine Menage Title: Name: / Christine Menage
	) ) ) ) ) ) ) )	Per: /s/ Hervé Dufour Title: Deputy Head of Agency & Middle Office for Energy and Infrastructure Group, Export Finance and Telecom Name: Hervé Dufour

Mandated Lead Arrangers

Executed by HSBC BANK PLC:	) ) ) ) ) ) ) )	Per: /s/ Jessica Foong Title: Associate Director Name: Jessica Foong

Executed by SOCIETE GENERALE, LONDON BRANCH:	) ) ) ) ) ) ) )	Per: /s/ Graeme Bullen Title: Managing Director Name: Graeme Bullen

Executed by THE STANDARD BANK OF SOUTH AFRICA LIMITED:	) ) ) ) ) ) ) )	Per: /s/ Pablo Gonzalez-Spahr Title: Executive Name: Pablo Gonzalez-Spahr

Executed by STANDARD CHARTERED BANK:	) ) ) ) ) ) ) )	Per: /s/ F. F. Hussain Title: MD, PEF Name: F. F. Hussain

Exiting Lenders

Executed by BNP PARIBAS:	) ) ) ) ) ) ) )	Per: /s/ Guillaume Venner Title: Managing Director Name: BNP Paribas
	) ) ) ) ) ) ) )	Per: /s/ Etienne Didier Title: Head Upstream Oil & Gas EMEA Name: Etienne Didier

Executed by BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED:	) ) ) ) ) ) ) )	Per: /s/ Shubhashis De Title: Director Name: Shubhasis De

Executed by CREDIT SUISSE AG, LONDON BRANCH:	) ) ) ) ) ) ) )	Per: /s/ Brian Fitzgerald Title: Authorized Signatory Name: Brian Fitzgerald
	) ) ) ) ) ) ) )	Per: /s/ Alice Jiang Title: Authorized Signatory Name: Alice Jiang

Executed by ING BANK N.V.:	) ) ) ) ) ) ) )	Per: /s/ Güney Ertek Title: Director Name: Güney Ertek
	) ) ) ) ) ) ) )	Per: /s/ Paul Enthoven Title: Director Name: Paul Enthoven

New Lenders

Executed by CITIBANK N.A., LONDON BRANCH:	) ) ) ) ) ) ) )	Per: /s/ Brian Magos Title: Director Name: Brian Magos

Executed by NATIXIS:	) ) ) ) ) ) ) )	Per: /s/ Stanislas de Cointet Title: VP Upstream Finance Name: Stanislas de Cointet
	) ) ) ) ) ) ) )	Per: /s/ Ludwig Renard Title: Name: Ludwig Renard

Executed by N.B.S.A. LIMITED:	) ) ) ) ) ) ) )	Per: /s/ Tim Hart Title: Director Name: Tim Hart
	) ) ) ) ) ) ) )	Per: /s/ Kevin Ryder Title: Director Name: Kevin Ryder

Executed by ING BELGIUM SA/NV:	) ) ) ) ) ) ) )	Per: /s/ Ann Larcher Title: Head of Policies, Decisions & Standard Lending Name: Ann Larcher
	) ) ) ) ) ) ) )	Per: /s/ Els Streng Title: Senior Advisor, Corporate Lending Wholesale Banking ING Belgium NV/SA Name: Els Streng

Continuing Lenders

Executed by HSBC BANK PLC:	) ) ) ) ) ) ) )	Per: /s/ Jessica Foong Title: Associate Director Name: Jessica Foong

Executed by STANDARD CHARTERED BANK:	) ) ) ) ) ) ) )	Per: /s/ F. F. Hussain Title: MD, PEF Name: F. F. Hussain

Executed by THE STANDARD BANK OF SOUTH AFRICA LIMITED:	) ) ) ) ) ) ) )	Per: /s/ Pablo Gonzalez-Spahr Title: Executive Name: Pablo Gonzalez-Spahr

Executed by SOCIETE GENERALE, LONDON BRANCH:	) ) ) ) ) ) ) )	Per: /s/ Graeme Bullen Title: Managing Director Name: Graeme Bullen

Executed by ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION):	) ) ) ) ) ) ) )	Per: /s/ TJ Ehlers Title: Authorised Name: TJ Ehlers
	) ) ) ) ) ) ) )	Per: /s/ C.D. King Title: Authorised Name: C.D. King

Executed by BARCLAYS BANK MAURITIUS LIMITED:	) ) ) ) ) ) ) )	Per: /s/ Ashvin Ramphul Title: Senior Relationship Manager Name: Ashvin Ramphul
	) ) ) ) ) ) ) )	Per: /s/ Shireen Dowlut-Beebeejaun Title: Head of Risk Control Unit Name: Shireen Dowlut-Beebeejaun

Executed by CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK:	) ) ) ) ) ) ) )	Per: /s/ Matthieu Duhem Title: Managing Director, Head of Upstream Oil & Gas Name: Matthieu Duhem
	) ) ) ) ) ) ) )	Per: /s/ Hanane Mseffer Title: Director, Upstream Oil & Gas Name: Hanane Mseffer